Exhibit 2.1

Final

EQUITY PURCHASE AGREEMENT

dated as of

April 18, 2025

by and between

CONCENTRA HEALTH SERVICES, INC.

and

PIVOT OCCUPATIONAL HEALTH, LLC

relating to the purchase and sale of
100% of the equity interests
of

ONSITE INNOVATIONS, LLC

Final

TABLE OF CONTENTS

Page

EXHIBITS

EXHIBIT A	ESCROW AGREEMENT
EXHIBIT B	TRANSITION SERVICES AGREEMENT
EXHIBIT C	RELEASE AND RESTRICTIVE COVENANT AGREEMENT
EXHIBIT D	EMPLOYMENT AGREEMENTS
EXHIBIT E	FORM OF CONSULTING AGREEMENT
EXHIBIT F	FORM OF ASSIGNMENT OF PURCHASED INTERESTS

EQUITY PURCHASE AGREEMENT

EQUITY PURCHASE AGREEMENT (this “Agreement”) dated as of April 18, 2025 (the “Signing Date”) by and between Concentra Health Services, Inc., a Nevada corporation (“Buyer”), and Pivot Occupational Health, LLC, a Delaware limited liability company (“Seller”), relating to the purchase and sale of 100% of the equity interests of Onsite Innovations, LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H:

WHEREAS, Seller owns 100% of the issued and outstanding Equity Interests of the Company (the “Purchased Interests”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Purchased Interests upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in order to induce Buyer to enter into this Agreement, certain employees of the Company are signing and delivering Employment Agreements concurrently with this Agreement and Seller’s Ultimate Parent is executing a Release and Restrictive Covenant Agreement, which agreements are effective on, and conditioned on the occurrence of, the Closing, in accordance with their terms;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein (the receipt and sufficiency of which is hereby acknowledged and agreed), the parties hereto agree as follows:

Article 1
Definitions

Section 1.01.       Definitions.

(a)            In this Agreement, the following words and expressions shall have the following meanings:

“Accounting Principles” means GAAP applied using the methods, practices, procedures and interpretations explicitly set forth on Schedule 1.01(a).

“Actions” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, enforcement action, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that, unless otherwise specified, (x) the Company Professional Entities will be deemed to be Affiliates of the Company (prior to Closing) and Seller, and (y) the Buyer Professional Entities will be Affiliates of Buyer. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings under this Agreement.

“Business Day” means any day, other than a Saturday or Sunday or other day on which commercial banks in Dallas, Texas are authorized or required by applicable Law to close. If any period under this Agreement expires on a day which is not a Business Day or any action is required by the terms of this Agreement to be taken on a day which is not a Business Day, such period shall expire on or such action may be deferred until, as the case may be, the next succeeding Business Day.

“Buyer Professional Entities” means any Person that is a professional medical corporation or other professional medical entity and with which Buyer or its Subsidiaries has entered into a management agreement or similar arrangement.

“CARES Act” means (a) the Coronavirus Aid, Relief, and Economic Security Act, as amended, supplemented or otherwise modified from time to time, including any programs or facilities established by the Board of Governors of the Federal Reserve System to which the U.S. Treasury Department has provided financing as contemplated by Title IV of such Coronavirus Aid, Relief and Economic Security Act, and (b) the American Rescue Plan Act of 2021, and any rules or regulations published with respect thereto by any Governmental Authority.

“Cash” means, with respect to any Person as of any time, the cash and cash equivalents (including marketable securities and short-term investments) held by such Person at such time, excluding any restricted cash (such as amounts held in escrow, outstanding security or other similar deposits in cash and any cash that is subject to any legal, contractual or other restriction on the ability to freely transfer or use such cash for any lawful purpose, including the imposition of any withholding Tax or other Tax on any such cash if it were to be distributed or otherwise repatriated to the Company, but only to the extent of such Tax), and shall include credit card receivables, received but uncleared checks, ACH transactions, wire transfers and drafts deposited or available for deposit for the account of such Person at such time, provided that Cash shall be calculated net of issued but uncleared checks, wires in transit and drafts written or issued by or to such Person, in each case calculated in accordance with the Accounting Principles.

“Claim Notice” means, as context dictates, a Third-Party Claims Notice and/or a Direct Claim Notice.

“Closing Cash” means the aggregate amount of Cash of the Company as of the Reference Time; provided that, for the sake of clarity, Closing Cash shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 5.05.

“Closing Date” means the date of the Closing.

“Closing Indebtedness” means the aggregate amount of Indebtedness as of the Reference Time; provided that, for the sake of clarity, Closing Indebtedness shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 5.05.

“Closing Net Working Capital” means Net Working Capital as of the Reference Time; provided that, for the sake of clarity, Closing Net Working Capital shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 5.05.

“Closing Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (i) Closing Net Working Capital minus (ii) Target Net Working Capital.

“Closing Purchase Price” means $55,000,000, plus (i) the Closing Net Working Capital Adjustment Amount, if any, minus (ii) Closing Indebtedness, if any, plus (iii) Closing Cash, minus (iv) Transaction Expenses, each as finally determined pursuant to Section 2.10.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means any Employee Benefit Plan (other than any plan, program or arrangement sponsored by a Governmental Authority) that is entered into, sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of current or former employees, officers, managers or individual consultants (or any dependents thereof) of the Company, or with respect to which the Company has or may have any liability, whether actual or contingent (including on account of an ERISA Affiliate).

“Company Data” means all data and information, including Personal Information, whether in electronic or any other form or medium, that is created, received, maintained, accessed, collected, used, processed, stored, transmitted, shared, distributed, transferred, disclosed, destroyed, or disposed of or otherwise held by or on behalf of the Company.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company.

“Company Professional Entities” means the professional associations, professional corporations and similar entities that are combined with the Company on the Financial Statements together with any Person that is a professional medical corporation or other professional medical entity and with which the Company has entered into a management agreement or similar arrangement.

“Confidentiality Agreement” means, collectively, (i) the Non-Disclosure and Confidentiality Agreement, dated as of February 6, 2024, between Buyer and an Affiliate of the Company and (ii) the Clean Team Agreement, dated as of February 6, 2025, between Buyer and an Affiliate of the Company (the “Clean Team Agreement”), in each case, as amended from time to time.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Consulting Agreement” a Consulting Agreement duly executed by the Key Personnel named a party thereto, in substantially the form attached as Exhibit E hereto.

“Contract” means any legally binding contract, agreement, lease, sublease, license, sublicense instrument, indenture, promissory note, guaranty, bond, understanding, commitment, undertaking, or forbearance, whether written or oral.

“Customer Location” means each location of each of the Company’s Covered Customers, including, those Customer Locations listed on Section 3.31(a)-1 of the Seller Disclosure Schedule and any Customer Location added in the period between the Signing Date and the Closing Date (inclusive of the Closing Date).

“Data Room” means the online data rooms hosted by ShareFile and maintained by the Company and Seller, including the “Clean Team” data room maintained by the Company and Seller pursuant to the Clean Team Agreement.

“Data Security Breach” means any accidental, improper, unlawful, or unauthorized access to, acquisition of, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or processing of Company Data, including Personal Information, in the possession or control of the Company, or any other act or omission that compromises the security, integrity, availability, or confidentiality of such information, including Personal Information.

“Employee Benefit Plan” means any material written (i) “employee benefit plan” as defined in Section 3(3) of ERISA or (ii) each compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, health or welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, whether or not tax-qualified and whether or not subject to ERISA, in each case in which current or former employees, officers, managers or individual consultants (or any dependents thereof) participate, with respect to which a company has any liability, whether actual or contingent, excluding any plan, program or arrangement that is mandated by applicable Law and sponsored by a Governmental Authority.

“Employment Agreements” means, collectively, the employment agreements between Buyer (or an Affiliate of Buyer) and each of the Key Personnel named party thereto, each dated as of the date hereof, attached as Exhibits D-1 and D-2 hereto.

“End Date” means August 1, 2025, subject to extension as provided in Schedule 5.10 (but no later than September 30, 2025).

“Environmental Laws” means all applicable federal, state or local Laws, relating to Environmental Matters, in each case binding on the Company and as in effect at the Closing Date.

“Environmental Matters” means any matters arising out of or relating to, or resulting from pollution, protection of human health from exposure to Hazardous Materials or protection of the environment or natural resources, including, without limitation, any of the foregoing relating to the use, generation, processing, distribution, transport, handling treatment, storage, release or disposal of Hazardous Materials into the air, surface water, groundwater, soil, soil gas, land surface or subsurface.

“Equity Interests” means any (i) shares or units of capital stock or voting or other equity securities, (ii) membership interests or units, (iii) other interest or participation (including profits interests and phantom shares, units or interests) that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (iv) subscriptions, calls, warrants, options, convertible debt instruments, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in (i)-(iii), or any other equity securities, or (v) securities convertible into or exercisable or exchangeable for any of the interests in (i)-(iv) or any other equity securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Amount” means an amount equal to the sum of (i) the Adjustment Escrow Amount, (ii) the Special Indemnity Escrow Amount and (iii) the Required Consent Escrow Amount.

“Estimated Closing Purchase Price” means Seller’s good faith estimate of the Closing Purchase Price, prepared and delivered in accordance with Section 2.04.

“Fraud” means actual and intentional fraud in connection with a knowing and intentional misrepresentation of a material fact with respect to (i) the making of the representations and warranties in Article 3 or Article 4 of this Agreement (including the Seller Disclosure Schedules thereto), as applicable, or (ii) the making of the certification in the Seller Closing Certificate as to compliance with the matters set forth in Section 8.04(a) as of the Closing Date, in all cases with the intent that the other party rely on such misrepresentation, coupled with damages caused by such other party’s actual detrimental reliance on such misrepresentation. Fraud does not include constructive fraud, equitable fraud, promissory fraud, unfair dealings or any torts based on negligence or recklessness.

“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Existence and Power), Section 3.02 (Subsidiaries), Section 3.03 (Seller Authorization), Section 3.06 (Capitalization), Section 3.09 (Ownership of the Purchased Interests), Section 3.20 (Finders’ Fees), Section 3.28 (Company Professional Entities), Section 4.01 (Existence and Power), Section 4.02 (Authorization), and Section 4.09 (Finders’ Fees).

“GAAP” means generally accepted accounting principles in the United States.

“Governing Documents” means, with respect to any Person which is an entity, the certificate of incorporation and by-laws, certificate of formation and limited liability company agreement, partnership agreement, trust agreement or other similar formation or governing document of such Person.

“Governing Persons” means, with respect to any Person (other than an individual), general partners, directors, managers, officers, managing members, and any other Person responsible for the governance or strategic decision of such Person.

“Governmental Authority” means any transnational, domestic or foreign national, federal, state, local or municipal government (including any subdivision, court, administrative agency, regulatory body or commission or other authority thereof), or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority, including any Taxing Authority.

“Governmental Consents” means any material consents, licenses, Permits, waivers, approvals or authorizations of, or registrations, notices, declarations or filings issued by a Governmental Authority.

“Hazardous Materials” means any petroleum or petroleum products, or radioactive, hazardous or toxic materials or wastes, asbestos in any form, medical, pathological, infectious or biological wastes, polychlorinated biphenyls, and any pollutant, contaminant, or other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law.

“Healthcare Laws” means any and all Laws relating to the regulation of the healthcare industry or to payment for items or services rendered, provided, dispensed or furnished by healthcare providers including, but not limited to, the following laws: (i) the federal Medicare and Medicaid statutes, the TRICARE statute, and the U.S. Department of Veterans Affairs statutes; (ii) the federal physician self-referral Law, commonly referred to as the “Stark Law”; (iii) the federal Anti-Kickback Statute (the “Anti-Kickback Statute”); (iv) the federal False Claims Act (31 U.S.C. § 3729-33); (v) any federal or state prohibition on the defrauding or making of or causing the defrauding or making of any false claim, false statement or misrepresentation of material facts to any third party payor; (vi) the CARES Act; (vii) Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104 191, as amended by the Health Information Technology for Economic and Clinical Health Act, the regulations promulgated thereunder, and any similar state or local statutes or regulations governing the privacy or security of Personal Information (collectively, “HIPAA”); (viii) the 21st Century Cures Act, (ix) licensure Laws, rules or regulations relating to the regulation, provision or administration of, or payment for, healthcare items, services, goods, and supplies or accessories, including Laws relating to the so-called “corporate practice of medicine,” fee splitting or patient brokering, and Laws relating to the licensure, sale, manufacture, reimbursement, payment, or distribution of drugs, medical devices, or durable medical equipment; (x) all state physician self-referral prohibitions, state healthcare anti-kickback Laws, state false claims Laws, and healthcare provider conflict of interest laws; (xi) any other federal or state Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision or marketing of health care items or services, including Laws relating to the billing or submitting of claims for reimbursement for any items or services reimbursable under any state, federal or other governmental health care or health insurance program or any private payor (including, but not limited to, workers’ compensation and no-fault insurance plans); and (xii) all federal and state rules pertaining to the prompt payment of claims for reimbursement for services rendered by healthcare providers.

“Indebtedness” means all payment obligations (including in respect of principal, interest, prepayment penalties or premiums, breakage costs, and all other fees or expenses due upon the retirement of such amount) of the Company, without duplication, in respect of (i) borrowed money, (ii) obligations evidenced by bonds, notes, debentures or other similar instruments, (iii) deferred purchase price of property, goods or services ( including seller notes and earnout obligations issued or undertaken in connection with acquisitions to the extent recorded in accordance with the Accounting Principles but excluding trade or account payables), (iv) under leases classified as capital leases or finance leases on the financial statements of such Person (which, for the sake of clarity, excludes operating lease obligations), (v) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety bonds and similar instruments in each case to the extent such instruments have been drawn, (vi) the Tax Liability Amount, (vii) for contractual obligations relating to interest rate protection, swap agreements, collar agreements or similar hedging instruments, (viii) owing pursuant to factoring agreements for accounts receivable, (ix) the amount of any underfunded obligation under any defined benefit pension, deferred compensation or retiree medical, dental, vision or life insurance plan, (x) the amount of severance (and any payments due in lieu of providing notice of termination to an employee) due to any current or former employee or service provider of the Company (including any person engaged by an Affiliate of the Company to provide services on behalf or for the benefit of the Company) (A) whose employment or other service was terminated or who received or provided a notice of termination prior to the Closing, or (B) listed on Schedule 1.01(a)(ii), which schedule shall include the amount or calculation of such severance, (xi) all PTO Costs, (xii) with respect to the preceding clauses (ix) through (xi), the employer portion of any employment, payroll, unemployment and similar Taxes relating to the amounts set forth therein related thereto, (xiii) the amount of any Taxes deferred pursuant to Section 2302 the CARES Act, (or any similar Law) that remain unpaid and any loans received under the CARES Act, (xiv) all interest, premiums, penalties, charges, fees, expenses, and other amounts due in connection with the payment and satisfaction in full of the obligations described in the foregoing clauses (i) through (xiii), and (xv) any indebtedness or other obligations of any other Person of the type described in the preceding clauses (i) through (xiv) to the extent guaranteed by the Company, or for which assets of the Company are pledged or subject to Lien, in favor of another Person; provided that, “Indebtedness” shall not include any obligations or liabilities included in the calculation of Transaction Expenses and shall be determined in accordance with the Accounting Principles.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Company Intellectual Property Rights or any Intellectual Property Rights that are used or held for use in the conduct of the businesses of the Company as currently conducted to which the Company is a party, beneficiary or otherwise bound.

“Intellectual Property Rights” means any and all intellectual and industrial property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including all rights and interests pertaining to or deriving from: (a) patents, (b) inventions, invention disclosures, discoveries and improvements, whether or not patentable, (c) copyrights and works of authorship, whether or not copyrightable, (d) software, (e) trademarks, service marks, trade dress, trade names, brand names, domain names and other identifiers of source or goodwill, and the goodwill associated therewith, (f) trade secrets, know-how, technical information (including formulas, techniques and processes), and confidential and proprietary information, and rights to limit the use or disclosure thereof, (g) proprietary databases and data compilations and all documentation relating to the foregoing, (h) social media accounts, and (i) all registrations and applications for registration with or by any Governmental Authority in any jurisdiction, and including in each case all renewals and extensions of any of the foregoing

“IRS” means the United States Internal Revenue Service.

“Key Personnel” means, collectively, the individuals listed on Schedule 1.01(a)(v) hereto.

“Knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge, after due inquiry, of (i) in the case of Seller, the individual(s) listed on Schedule 1.01(a)(vi) hereto under the caption “Seller Knowledge Individuals” and (ii) in the case of Buyer, the individual(s) listed on Schedule 1.01(a)(vi) hereto under the caption “Buyer Knowledge Individuals.”

“Law” means all laws, statutes, ordinances, rules, regulations, codes, judgments, orders and decrees, rules, or other requirements or legally binding interpretations and common law with similar effect of any Governmental Authority, or any Permit or other similar right under any of the foregoing.

“Lien” means, with respect to any property or asset, any mortgage, charge, pledge, lien, assignment, restriction on transfer or use, title imperfection, hypothecation, security interest, title retention or any other security agreement or arrangement in respect of such property or asset.

“Losses” means any and all damages, losses, claims, liabilities, demands, charges, costs, awards, Taxes, interest, suits, penalties, fines and expenses (excluding punitive and exemplary damages, except to the extent awarded to any third party), including reasonable attorneys’ and other professionals’ fees and disbursements.

“Malicious Code” means any computer code or any other procedures, routines or mechanisms which may: (x) disrupt, disable, harm or impair in any material way the operation of any hardware or software, (y) cause such software to damage or corrupt any data, storage media, programs, equipment or communications of the Company or its clients, or otherwise interfere with the Company’s operations, or (z) permit any third party to access any such software or to cause disruption, disablement, harm, impairment, damage erasure or corruption (including without limitation any computer code referred to as “traps,” “viruses,” “access codes,” “back doors” “trojan horses,” “time bombs,” “worms,” or “drop dead devices”).

“Material Adverse Effect” means any change, event, circumstance, condition, effect, occurrence or development that, individually or in the aggregate with other changes, events, circumstances, conditions, effects, occurrences or developments, (a) would or would reasonably be expected to prevent or materially delay consummation of the Contemplated Transactions, or (b) has or would reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of the Company, taken as a whole; provided, that none of the following changes, events, circumstances, conditions, events, occurrences or developments shall be deemed to constitute or be taken into account in determining whether there has been or may be a Material Adverse Effect under clause (b): (i) any change or development in United States financial or securities markets, general economic or business conditions, or general political, legal or regulatory conditions, including changes in financial markets, changes in interest, currency or exchange rates or tariffs or trade wars, (ii) any act of war, armed hostilities or terrorism, riots, unrest, protests, crime, or military actions, whether or not involving the United States, (iii) any “act of god,” including, but not limited to, any hurricane, fire, tornado, earthquake or other natural disaster, or any pandemic or epidemic, (iv) any change or development generally affecting Persons owning and/or operating medical facilities, occupational health clinics or other employer on-site clinics engaged in providing outpatient care and treatment (including first aid, injury care and occupational health and wellness services) in the United States, (v) any change in GAAP, (vi) the negotiation, execution, delivery, performance or public announcement of this Agreement (including any litigation related thereto and/or any adverse change in customer, employee, supplier, financing source, licensor, licensee, stockholder, joint venture partner or any other similar relationships, in each case arising from the negotiation, execution, delivery, performance or public announcement of this Agreement), (vii) any failure of the Company to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any change, event, circumstance occurrence or development underlying such failure has resulted in or contributed to a Material Adverse Effect), except, in the case of clauses (i), (ii), (iii), (iv) or (v), to the extent such changes, events, circumstances, occurrences or developments have a disproportionate effect on the Company, taken as a whole, relative to other Persons owning and/or operating medical facilities, occupational health clinics or other employer on-site clinics engaged in providing outpatient care and treatment (including first aid, injury care and occupational health and wellness services) and then, in such case, only the incremental effect of such change, event, circumstance, occurrence, or development may be taken into account in determining whether a Material Adverse Effect as has occurred.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Working Capital” means, as of any date, (i) the aggregate value of the consolidated current assets of the Company as of such date (excluding deferred Tax assets and amounts included in the calculation of Cash) minus (ii) the aggregate value of the consolidated current liabilities of the Company as of such date (excluding deferred Tax liabilities and amounts included in the calculation of Indebtedness, Transaction Expenses and Cash), in each case, to the extent specifically listed, and strictly limited to the line items on, the illustrative calculation of Net Working Capital set forth in Schedule 1.01(a)(iii)and calculated in accordance with the Accounting Principles.

“Non-Recourse Party” means, with respect to a party to this Agreement, any of such party’s former, current and future equity holders, controlling persons, Governing Persons, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling person, Governing Person, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing); provided that for the avoidance of doubt, neither Buyer nor Seller will be considered a Non-Recourse Party.

“Ordinary Course of Business” means, with respect to an action taken by the Company, that such action is in the ordinary course of business of the Company consistent with past practice.

“Payoff Letters” means the payoff letters issued and signed by each holder of Closing Indebtedness that is to be paid at Closing, indicating (a) the amount that must be paid to fully satisfy and discharge such outstanding debt (including the per diem amount that must be paid if payment is not made on the date contemplated by the payoff letter), (b) that, upon payment of the amount set forth in such letter, all Indebtedness owed to such holder will be fully paid and discharged without further liability of the Company therefore, and (c) either (i) UCC-3 termination statements and fully executed short-form termination and release agreements (including leasehold mortgage releases) with respect to any and all security interests in any assets that, when filed or recorded, as the case may be, will be sufficient to release any and all such security interests in such assets, and the authorization for Buyer or the Company or their respective designees to file or record such documents (unless already filed concurrently with delivery of such Payoff Letter), in each case to the extent securing such Indebtedness or (ii) an affirmative obligation on behalf of the holder of such Indebtedness to release such security interests following its receipt of payment in full of such Indebtedness.

“Permits” means permits, licenses, certificates, qualifications, variances, exemptions, authorizations, orders and approvals of all Governmental Authorities.

“Permitted Encumbrances” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet delinquent or which are being contested in good faith, (ii) Liens for Taxes not yet delinquent, (iii) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record, zoning laws and building codes and other land use laws) that do not materially interfere with the present uses or occupancy of such real property, (iv) any right, interest, Lien or title of a lessor or sublessor of real property under a lease, sublease or occupancy agreement or in the property being leased, and (v) Liens or encumbrances described in Schedule 1.01(a)(iv).

“Person” means an individual, corporation, limited partnership, general partnership, limited liability company, association, cooperative, trust or other entity or organization (whether foreign or domestic), including a Governmental Authority.

“Personal Information” means any information that is defined as “protected health information,” “personal information,” “sensitive personal information,” “personal data,” or any similar term under applicable Privacy and Data Security Laws.

“Privacy Agreements” means any contracts, commitments, obligations, or responsibilities to affiliated and unaffiliated third parties, including individuals, governing the processing of Personal Information, into which the Company has entered or is otherwise bound.

“Privacy and Data Security Laws” means any Laws with which the Company is required to comply relating to data privacy or security, the processing, privacy, or security of Personal Information, or data breach disclosure and notification, including without limitation HIPAA.

“Privacy Commitments” means any and all (a) applicable Privacy and Data Security Laws, (b) privacy policies adopted or implemented by or applicable to the Company, and (c) Privacy Agreements.

“Programs” means (a) the Medicare program established under and governed by the applicable provisions of Title XVIII of the Social Security Act (including Medicare Parts A, B, C and D), the regulations promulgated thereunder and any sub-regulatory guidance issued, (b) the Medicaid program governed by the applicable provisions of Title XIX of the Social Security Act, the regulations promulgated thereunder and any sub-regulatory guidance issued, as well as any state’s applicable Laws implementing the Medicaid program, including any Medicaid managed care programs, (c) any other “federal health care program” as defined at 42 U.S.C. § 1320a-7b(f), and (d) any and all other state or private healthcare or health insurance programs, public or private worker’s compensation programs, Blue Cross/Blue Shield programs, health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, alternative delivery systems, managed care systems, government contracting agencies and other third party reimbursement and payment programs.

“PTO Costs” means all fees, expenses, and costs for all accrued but unused paid time to which employees of the Company are entitled as of the Closing, as determined pursuant to applicable Laws, Contracts, and policies of the Company in effect as of the Closing.

“Reference Time” means 12:00 a.m. (central time) on (and at the beginning of) the Closing Date.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Release Agreements” means general release agreements in favor of the Company and its Affiliates duly executed by each of the Key Personnel in accordance with Section 2(b)(v) of their respective Bonus Agreements.

“Release and Restrictive Covenant Agreement” means the release and restrictive covenant agreement between the Company and Seller’s Ultimate Parent attached as Exhibit C hereto.

“Representatives” means, with respect to any Person, the Governing Person, officers, employees, financial advisors, consultants, attorneys and accountants of such Person.

“Required Consent Escrow Amount” means the aggregate Required Consent Holdback Amount for all Required Consents that have not been obtained at or prior to Closing.

“Required Consent Holdback Amount” means, for each Required Consent, the amount set forth opposite the reference to such Required Consent on Schedule 1.01(b).

“Required Consent” means with respect to each Contract described on Section 1.01(b), (x) the consent under such Contract listed on Schedule 1.01(b) (each underlying party to such consent, a “Required Consent Party”), or (y) the execution by the Required Consent Party of a replacement written Contract (on terms no less advantageous to the Company in any material respect than the current Contract) with the Company or any of its Affiliates, in each case in form and substance reasonably satisfactory to Buyer.

“Required Consent Contract Effective Termination” means, with respect to a Contract described on Schedule 1.01(b), the occurrence of any of the following:

(a)            Regardless of whether a Required Consent has previously been obtained for such Contract, if prior to (but not after) the Closing, the Required Consent Party provides the Company or Buyer with written or definitive verbal notice of its intent to revoke such Required Consent or terminate such Contract (whether such termination will occur on, before or after the Deadline Date), and such notice is not revoked in writing on or before the Closing (with such notice being deemed revoked by the Required Consent Party’s execution of a replacement written Contract (on terms no less advantageous to the Company in any material respect than the current Contract) with the Company or any of its Affiliates, in each case in form and substance reasonably satisfactory to Buyer), subject to Section 5.10; and

(b)            If a Required Consent has not previously been obtained for such Contract, if:

(i)            During the period beginning on the Closing Date and ending 120 days after the Closing Date (such 120th day, the “Deadline Date”), the Required Consent Party provides the Company or Buyer with written or definitive verbal notice of its intent to terminate such Contract (whether such termination will occur on, before or after the Deadline Date), and such notice is not revoked in writing on or before the Deadline Date (with such notice being deemed revoked by the Required Consent Party’s execution of a replacement written Contract (on terms no less advantageous to the Company in any material respect than the current Contract) with the Company or any of its Affiliates, in each case in form and substance reasonably satisfactory to Buyer); or

(ii)           The aggregate revenue recognized by the Company under such Contract during first 3 full calendar months following the Closing Date is less than or equal to fifty percent (50%) of the aggregate revenue recognized by the Company under such Contract during the final 3 full calendar months ending February 28, 2025 (which amounts for each Contract subject to a Required Consent are set forth on Schedule 1.01(b)).

“Restricted Affiliates” means, with respect to Seller, the Affiliates of Seller listed on Schedule 1.01(a)(vii) hereto.

“Restricted Activities” means providing (a) occupational medicine, including, without limitation, all work related treatment and employer services in each case performed by physicians, advanced practice clinicians, and registered nurses, whether at a clinic or onsite location, or any other type of location, or (b) providing Therapy and Training Services to (i) the Customer listed on Schedule 1.01(a)(viii) hereto or such Customer’s Affiliates at any of their locations, or (ii) to any Customer as of the Signing Date or any Person who becomes a customer of the Company following the Signing Date, or any controlled Affiliate of any of the foregoing (each such Person, a “Covered Customer”) at any Customer Location serviced by the Company as of the Signing Date or during the period between the Signing Date and Closing Date (inclusive of the Closing Date) except, in the case of this clause (b)(ii), any organization that is primarily engaged in educational activities or sporting activities.

“Restricted Period” means the four (4)-year period from and after the Closing Date.

“Restricted Territory” means the United States of America.

“R&W Insurance Policy Costs” means all premium due under, all premium or similar Taxes payable with respect thereto, and all underwriting, due diligence fees and other fees, costs or expenses payable to the insurer with respect to, the R&W Insurance Policy. For the avoidance of doubt, R&W Insurance Policy Costs shall not include the cost of any deductible or retention under the R&W Insurance Policy.

“Seller Benefit Plan” means any Employee Benefit Plan that is entered into, sponsored, maintained or contributed to by Seller for the benefit of any Company employees, other than a Company Benefit Plan.

“Seller Disclosure Schedule” means the disclosure schedule with respect to this Agreement delivered by Seller to Buyer on the date hereof.

“Seller’s Ultimate Parent” has the meaning set forth on Schedule 1.01(a)(ix) hereto.

“Specified Closing Condition” has the meaning set forth on Schedule 5.10.“Specified Required Consent Contract” has the meaning set forth on Schedule 5.10.

“Straddle Period” means a Tax period that begins on or before the Closing Date and ends thereafter.

“Subsidiary” means, with respect to a Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the Governing Persons or other Persons performing similar functions are at the time directly or indirectly owned by such first Person. No Company Professional Entity shall be deemed a Subsidiary of the Company.

“Target Net Working Capital” means the amount set forth on Schedule 1.01(a)(x) hereto.

“Tax” means all federal, state, local, foreign and other income, gross receipts, alternative or add-on minimum, value added, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges (and any liability under unclaimed property, escheat, or similar Laws), in each case in the nature of a tax together with any interest, additions or penalties with respect thereto (or with respect to the failure to comply with any requirement imposed with respect to any Tax Return) and any interest in respect of such additions or penalties.

“Tax Liability Amount” means the liability for (a) Taxes of or imposed on the Company for any Tax period (or portion thereof) ending on or prior to the Closing Date (determined, in the case of a Straddle Period, in accordance with the principles of Section 7.07), (b) all Taxes imposed on the Company by reason of being or having been a member of an affiliated, consolidated, combined, unitary or similar group on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, and (c) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract, pursuant to applicable Law or otherwise, which Taxes relate to an event or transaction occurring before the Closing.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule, form or attachments and amendments thereto (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.

“Tax Sharing Agreement” means any written agreement entered into prior to the Closing binding the Company that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Therapy and Training Services” means (x) physical and occupational therapy or athletic training services, including in conjunction with work related activities, or (y) workers compensation services provided by physical or occupational therapists, athletic trainers or workers compensation specialists, including, without limitation, POETs, FCEs, job analyses and similar services.

“Transaction Agreements” means this Agreement, the Escrow Agreement, the Transition Services Agreement, the Release and Restrictive Covenant Agreement, the Release Agreements, the Employment Agreements, the Consulting Agreement and, in each case together with any schedules, exhibits, annexes and appendices thereto.

“Transaction Expenses” means, to the extent not paid by the Company or its Affiliates prior to the Closing:

(i)            any transaction bonuses, change-in-control payments, retention payments or similar payments payable to any current or former employees or service providers of the Company or its Affiliates in connection with the consummation of the Contemplated Transactions, in each case based on arrangement made by the Company or its Affiliates prior to the Closing, including, in each case, the employer portion of any employment, payroll or similar Taxes imposed with respect to such payments (excluding, in all cases, the amounts due under the Bonus Agreements, which will be paid by Seller or one of its Affiliates after the Closing in accordance with the terms of the Bonus Agreements);

(ii)           all fees, expenses and costs payable by the Company or its Affiliates in connection with the Contemplated Transactions to financial advisors, accountants, investment bankers, legal advisors and other third-party advisors, in each case based on arrangements made by the Company or its Affiliates prior to the Closing;

(iii)          one-half of the Escrow Agent’s fees and expenses;

(iv)          one-half of the R&W Insurance Policy Costs;

(v)           all Required Consent Payments to the extent made by the Company; and

(vi)          all fees, expenses and costs relating to the purchase of the D&O Tail Policy and the Seller Tail Policies.

In each case, the Transaction Expenses will be determined in accordance with the Accounting Principles.

“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions.

“Transition Services Agreement” means the transition services agreement in substantially the form of Exhibit B attached hereto; provided, that if the Closing extends beyond June 1 2025, then the parties will reevaluate, as necessary, the services and fees provided for in the Transition Services Agreement based upon the reduced length of the Transition Services Agreement.

(c)            Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adjustment Amount	Section 2.11
Agreement	Preamble
Annual Financial Statements	Section 3.07(a)
Seller Privilege	Section 10.09(b)
Balance Sheet Date	Section 3.07(a)
Buyer	Preamble
Closing	Section 2.03
Company	Preamble
Continuation Period	Section 6.01
Continuing Employees	Section 6.02
Current Representation	Section 10.09
Deficit Amount	Section 2.11(e)
Designated Person	Section 10.09
Determination Date	Section 2.11(c)
Disputed Items	Section 2.11(c)
D&O Tail Policy	Section 5.06
Enforceability Exceptions	Section 3.03(b)
Escrow Agent	Section 2.09(a)(i)
Escrow Agreement	Section 2.09(a)(i)

Term	Section
Final Closing Statement	Section 2.11
Financial Statements	Section 3.07(a)
Healthcare Service Provider	Section 3.14(f)
Increase Amount	Section 2.11(e)
Independent Accountant	Section 2.11(c)
Interim Financial Statements	Section 3.07(a)
Leased Real Property	Section 3.15(b)
Material Contracts	Section 3.12(a)
Material Supplier	Section 3.32
Post-Closing Covenants	Section 10.11(a)
Post-Closing Representation	Section 10.09
Preliminary Closing Statement	Section 2.04
Privileged Communications	Section 10.09(b)
Purchase Price	Section 2.02
Purchased Interests	Recitals
Real Property Lease	Section 3.15(b)
Released Parties	Section 10.11(b)
Releasing Parties	Section 10.11(b)
R&W Insurance Policy	Section 10.12(a)
Seller	Preamble
Special Indemnified Matters	Section 10.17(a)
Seller Mark	Section 5.07(a)
WARN Act	Section 6.07

Section 1.02.      Other Definitional and Interpretative Provisions.

(a)            The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)            The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c)            References to Articles, Sections, Schedules, Exhibits and Annexes are to Articles, Sections, Schedules, Exhibits and Annexes of this Agreement unless otherwise specified.

(d)            All schedules (including the Seller Disclosure Schedule), Exhibits and Annexes appended hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(e)            Any capitalized terms used in any schedule (including the Seller Disclosure Schedule), Exhibit or Annex but not otherwise defined therein shall have the meaning as defined in this Agreement.

(f)            Where there is any inconsistency between the definitions set out in Section 1.01 and the definitions set out in any other Section or any Schedule (including the Seller Disclosure Schedule), Exhibit or Annex, then, for the purposes of construing such Section, Schedule, Exhibit or Annex, the definitions set out in such Section, Schedule, Exhibit or Annex shall prevail.

(g)            The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.”

(h)            The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)            All accounting terms used and not expressly defined in this Agreement shall have the meanings given to them under GAAP.

(j)            Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(k)            Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words, “but not limited to,” whether or not they are in fact followed by those words or words of like import.

(l)            “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(m)            References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder unless otherwise specified in this Agreement.

(n)            References to any Person include the successors and permitted assigns of that Person.

(o)            References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(p)            References to “$” are to United States dollars.

(q)            For the purposes of this Agreement, any document that is described as being “delivered,” “furnished” or “made available” shall be treated as delivered to Buyer only if, on or before 2:00 p.m. (central time) on the Signing Date, such document or information has been posted to the Data Room in a folder thereof to which Seller and its Representatives have downloading and printing access and such access is not rescinded prior to the Closing Date if a copy of such document has been put in the Data Room, except as otherwise agreed in writing by Buyer (provided that such access may be rescinded following the delivery of the USB drives set forth in Section 2.08(k)).

(r)            Prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aide of construction or otherwise constitute evidence of the intent of any of the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of any such prior drafts or any such addition, deletion or modification.

Article 2
Purchase and Sale

Section 2.01.      Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, free and clear of all Liens, the Purchased Interests.

Section 2.02.      Purchase Price. The purchase price for the Purchased Interests (the “Purchase Price”) shall equal the sum of (i) the Estimated Closing Purchase Price, plus (ii) whether positive or negative, if applicable, the Adjustment Amount. The Purchase Price shall be paid in accordance with Section 2.09 and Section 2.10 and shall be subject to adjustment as provided in Section 2.11.

Section 2.03.      Closing. Unless this Agreement is earlier terminated in accordance with the terms of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place on the later of (i) June 1, 2025, and (ii) within five Business Days following the date on which the last of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement. The Closing will be effective as of the Reference Time. The Closing shall be held by the electronic exchange of documents and signatures unless another method or place is agreed to in writing by Buyer and Seller.

Section 2.04.      Estimated Closing Calculations. Not less than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement setting forth in reasonable details (a) Seller’s good faith estimate together with reasonable supporting documentation for such estimates of (i) Closing Net Working Capital, (ii) Closing Indebtedness, (iii) Closing Cash, (iv) Transaction Expenses, and (v) the Closing Net Working Capital Adjustment Amount, and (b) on the basis of the foregoing, a calculation of the Estimated Closing Purchase Price (the “Preliminary Closing Statement”). The Preliminary Closing Statement will be prepared in accordance with the Accounting Principles and the definitions of Closing Cash, Closing Indebtedness, Closing Net Working Capital, Closing Net Working Capital Adjustment Amount, Transaction Expenses and the Closing Purchase Price herein. The Estimated Closing Purchase Price shall be calculated using the Preliminary Closing Statement (subject to any adjustments contemplated by the final sentence of this Section 2.04) and the amounts reflected thereon. Following the delivery of the Preliminary Closing Statement, Seller shall provide Buyer and its Representatives reasonable access to the work papers and other books and records of the Company for purposes of assisting Buyer and its Representatives in their review of the Preliminary Closing Statement (subject to execution of customary work paper access letters). The foregoing calculations of the Closing Cash, Closing Indebtedness, the Closing Net Working Capital, the Closing Net Working Capital Adjustment Amount (if any), the Transaction Expenses, the Purchase Price shall be subject to the reasonable review of Buyer, and Seller shall consider in good faith any Buyer’s comments thereon; provided, however, that the Estimated Closing Purchase Price shall be calculated based on the Preliminary Closing Statement as provided by Seller to Buyer pursuant to the first sentence of this Section 2.04 with such revisions as may have been agreed to in writing between Buyer and Seller.

Section 2.05.      Joint Signing Deliverables. At signing, each of Seller and Buyer shall deliver or cause to be delivered to the other party:

(i)            an executed copy of this Agreement.

Section 2.06.      Seller’s Signing Deliverables.

(a)            At signing, Seller shall cause to be delivered to Buyer:

(i)            a copy of the Release and Restrictive Covenant Agreement, duly executed by Seller’s Ultimate Parent; and

(ii)           a complete and accurate copy of the resolutions adopted by Seller’s Governing Persons authorizing (x) the execution, delivery and performance of this Agreement and the Transaction Agreements (y) the Contemplated Transactions.

Section 2.07.      Joint Closing Deliverables. At or prior to Closing, each of Seller and Buyer shall deliver or cause to be delivered to the other party:

(a)            executed copies of the Escrow Agreement;

(b)            executed copies of the Transition Services Agreement, with such changes to the exhibits and schedules as may be mutually agreed by Seller and Buyer; and

(c)            the Funds Flow.

Section 2.08.      Seller’s Closing Deliverables. At or prior to Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)            a completed IRS Form W-9 establishing that Seller (or its regarded owner) is a U.S. person within the meaning of Section 7701(a)(30) of the Code;

(b)            an officer’s certificate certifying that attached thereto is: (i) a complete and accurate copy of the resolutions delivered at signing and a confirmation that they have not been revoked or modified; (ii) a certificate of good standing of the Company, issued not more than five (5) Business Days before the Closing Date by the Delaware Secretary of State; (iii) complete copies of the Company’s certificate of formation on file with the Delaware Secretary of State and the Company’s operating agreement; and (iv) an incumbency certificate certifying the names, titles and signatures of the individuals executing the Transaction Agreements;

(c)            An certificate signed by Seller (by execution of a senior officer of Seller who is also one of the Persons listed in the definition of Knowledge) certifying as to compliance with the matters set forth in Section 8.04(a), Section 8.04(b) and Section 8.04(c) as of the Closing Date (the “Seller Closing Certificate”);

(d)            duly executed letters of resignation from the managers and officers (or equivalent) of the Company (except to the extent otherwise identified in writing by the Buyer prior to the Closing Date), effective as of the Closing Date;

(e)            (i) Payoff Letters from each applicable holder of Closing Indebtedness that is to be paid at the Closing as determined in the Funds Flow, together with all applicable releases, termination statements and other instruments, to the extent not included in or attached to the Payoff Letters, duly signed and in recordable form (as applicable), in form and substance reasonably satisfactory to Buyer, releasing and terminating any and all Liens other than Permitted Encumbrances relating to Indebtedness for borrowed money outstanding as of the Closing Date, including for the avoidance of doubt all Liens on the Purchased Interests and (ii) customary Lien release letters or instruments for the Liens Seller’s lenders have on assets or equity interests of the Company including as set forth on Schedule 2.08(e)(ii), each of which shall (A) provide for the release of any and all Liens on the equity interests or assets of the Company (in each case conditioned solely upon the Closing) and (B) authorize the filing of lien releases (including UCC-3 termination statements) on or following the Closing Date;

(f)             all consents, authorizations, approvals, exemptions or waivers from Governmental Authorities set forth on Schedule 2.08(f) (the “Required Government Consents”), subject to Section 5.10;

(g)            all Required Consents that have been obtained by the Company prior to the Closing; provided, that if any Required Consent has not been obtained at such time as Buyer is required to consummate the Closing pursuant to Section 2.03, then (i) the Required Consent Holdback Amount related to such Required Consent will be deposited into the Required Consent Escrow Account or withheld by Seller as provided in Section 2.09(a) and (ii) Seller shall not be required to deliver the Required Consent as a Closing deliverable in accordance with this Section 2.08(g) or as a condition to Buyer’s obligation to consummate the Closing;

(h)            an assignment of the Purchased Interests in the form attached hereto as Exhibit F;

(i)             evidence that the D&O Tail Policy and Seller Tail Policies will be in full force and effect at Closing;

(j)             if and to the extent requested by Buyer, the Company shall revoke and otherwise terminate any authorizations with respect to some or all of the Bank Accounts as of the Closing Date;

(k)            evidence of termination of each agreement related to Related Party Transactions required to be terminated pursuant to Section 5.05(b);

(l)             the Release Agreements, duly executed by the Company and each of the Key Personnel;

(m)           the Consulting Agreement, duly executed by the Key Personnel named party thereto; and

(n)            three USBs each containing a complete copy of the Data Room as of the Closing Date.

The Seller shall cooperate in good faith to deliver such other documents or instruments as Buyer reasonably requests to consummate the Contemplated Transactions; provided that delivery by Seller of any document or instrument not expressly required under clauses (a) through (m) of this Section 2.08 shall not be a condition to Buyer’s obligation to Close.

Section 2.09.      Buyer’s Closing Deliverables.

(a)            At or prior to Closing, Buyer shall:

(i)            deposit an amount equal to (1) $1,000,000 (such amount, plus any interest earned thereon, the “Adjustment Escrow Amount”) and such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with this Agreement and the Escrow Agreement, the “Adjustment Escrow Funds”), into an escrow account established for the purpose of paying any Deficit Amount resulting from the Closing Purchase Price adjustment in Section 2.11, (2) $1,500,000 (such amount the “Special Indemnity Escrow Amount” and such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with this Agreement and the Escrow Agreement, the “Special Indemnity Escrow Funds”) to be deposited into an escrow account (the “Special Indemnity Escrow Account”) for the purpose of serving as recourse for the Buyer Indemnified Parties with respect to the Special Indemnified Matters, and (3) the Required Consent Escrow Amount, if any (such amount, if any, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with this Agreement and the Escrow Agreement, the “Required Consent Escrow Funds”) into an escrow account for the purpose of paying any Required Consent Holdback Amount (the “Required Consent Escrow Account”), each of which accounts shall be established, held, managed, and paid out pursuant to an escrow agreement by and among Seller, Buyer and Wilmington Trust, National Association (the “Escrow Agent”), in the form attached hereto as Exhibit A (the “Escrow Agreement”); and

(ii)            deliver or cause to be delivered to Seller the Estimated Closing Purchase Price, less the Escrow Amount in immediately available funds by wire transfer to the bank account designated by Seller prior to the Closing Date.

(b)            At Closing Buyer shall pay to the intended beneficiaries thereof (as identified in writing by Seller to Buyer prior to the Closing) the estimated Transaction Expenses (as set forth in the Preliminary Closing Statement) so identified, if any; provided that any estimated Transaction Expenses which represent compensation for services payable to employees of the Company (and the employer portion of any related employment or payroll Taxes) shall be deposited by Buyer with the Company, and Buyer shall cause the Company to pay such estimated Transaction Expenses to the applicable recipient (net of applicable withholding) in accordance with their normal payroll payment practices as promptly as reasonably practicable following the Closing Date.

(c)            At Closing Buyer shall (i) pay on behalf of the Company to each applicable holder of Closing Indebtedness to be paid at Closing listed in the Funds Flow the amount due to such Person as set forth in the Payoff Letters, (ii) to the extent the Closing Indebtedness consists of the Tax Liability Amount, such amount for such Taxes shall be held by Buyer (or contributed to the Company) for payment to the applicable Governmental Authority in the ordinary course in connection with the filing of Tax Returns, and (iii) to the extent Closing Indebtedness represents compensation for services payable to employees of the Company (and the employer portion of any related employment or payroll Taxes), such amount of Closing Indebtedness shall be deposited by Buyer with the Company, and Buyer shall cause the Company to pay such amount of Closing Indebtedness to the applicable recipient (net of applicable withholding) as and when due.

Section 2.10.      Funds Flow. The payments to be made by Buyer pursuant to Section 2.10 shall be made to the accounts designated in writing by the applicable payees, as memorialized in the funds flow mutually agreed to by the parties prior to the Closing (the “Funds Flow”). Buyer shall not be responsible for any inaccuracy in the amounts paid by Buyer if paid in accordance with the Funds Flow.

Section 2.11.      Adjustment Amount; Required Consent Holdback Amount.

(a)            As soon as reasonably practicable following the Closing Date, and in any event within 90 days thereof, Buyer shall prepare and deliver to Seller, (i) a calculation of Closing Net Working Capital, (ii) a calculation of the aggregate amount of all Closing Indebtedness, (iii) a calculation of Closing Cash, (iv) a calculation of Transaction Expenses, (v) a calculation of the Closing Net Working Capital Adjustment Amount, and (vi) on the basis of the foregoing, a calculation of the Closing Purchase Price (together with the calculations referred to in clauses (i) through (vi) above, the “Final Closing Statement”). The Closing Net Working Capital, Closing Indebtedness and Closing Cash shall be prepared in accordance with the Accounting Principles and the defined terms used in this Section 2.11(a). For the avoidance of doubt, the calculations and the purchase price adjustment to be made pursuant to this Section 2.11 are only meant to reflect the proper calculation of Closing Purchase Price (and the inputs thereto) in accordance with the applicable definitions contained therein and otherwise in this Agreement and the applicable terms and conditions of this Agreement and the Accounting Principles. Nothing in this Section 2.11 is intended to be used to adjust for errors or omissions that may be found with respect to the Financial Statements or any inconsistencies between the Accounting Principles, on the one hand, and GAAP, on the other. No fact or event, including any market or business development, occurring after the Closing, and no change in GAAP or applicable Law after the Balance Sheet Date, shall be taken into consideration in the calculations to be made pursuant to Section 2.04 or this Section 2.11. If Buyer fails to timely deliver the Final Closing Statement in accordance with the first sentence of this Section 2.11(a) within such 90-day period and Seller delivers a written notice to Buyer of such failure, then Buyer shall have 15 days following the delivery of such notice to deliver the Final Closing Statement (such 15 day period beginning on the delivery of written notice of Seller, the “Final Closing Statement Cure Period”). If Buyer does not deliver the Final Closing Statement within the Final Closing Statement Cure Period, the Preliminary Closing Statement delivered by Seller to Buyer pursuant to Section 2.04 shall be deemed to be the Final Closing Statement, for all purposes hereunder.

(b)            Following the Closing, Buyer shall provide Seller and its Representatives access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors or other professional advisors of the Company relating to the preparation of the Final Closing Statement and shall cause the personnel of the Company to cooperate with Seller in connection with its review of the Final Closing Statement. Nothing in this Section 2.11(b) requires Buyer to permit any inspection, or to disclose any information, to the extent the provision of such disclosure (i) results in a violation of applicable Law, or (ii) results in loss of the attorney-client (or similar) privilege or the work product doctrine. Buyer shall provide Seller with a description of any information being withheld on the basis of the preceding clauses (i) or (ii) and shall make appropriate substitute disclosure arrangements to ensure Seller and its Representatives are able to fully and accurately review and inspect the Final Closing Statement and the calculations contained therein.

(c)            If Seller disagrees with any of Buyer’s calculations contained in the Final Closing Statement, Seller shall notify Buyer of such disagreement in writing (an “Objection Notice”), setting forth in reasonable detail the particulars of such disagreement, within 45 days after its receipt of the Final Closing Statement. In the event that Seller does not provide such an Objection Notice within such 45-day period, Seller shall be deemed to have agreed to the Final Closing Statement (including the determinations included therein) delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and Seller shall use their respective reasonable best efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to any calculations contained in the Final Closing Statement. If, at the end of such period, Buyer and Seller are unable to resolve such disagreements, then any such remaining disagreements (such remaining disagreements, the “Disputed Items”) shall, at the written request of either Buyer or Seller, be resolved by an independent accounting firm of nationally recognized standing mutually selected by Buyer and Seller (such firm, the “Independent Accountant”). Buyer and Seller shall promptly provide their assertions regarding the Disputed Items in writing to the Independent Accountant and to each other. The Independent Accountant shall be instructed to render its determination with respect to the Disputed Items as soon as reasonably possible (which the parties hereto agree should not be later than 60 days following the date on which the disagreement is referred to the Independent Accountant). The Independent Accountant shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Transaction Expenses require adjustment (only with respect to the Disputed Items submitted to the Independent Accountant) in order to be determined in accordance with Section 2.11(a) (including the definitions of the defined terms used in Section 2.11(a)). The Independent Accountant shall not assign a value to any Disputed Item submitted to the Independent Accountant greater than the greatest value for such item claimed by either party in the Final Closing Statement or the Objection Notice or less than the smallest value for such item claimed by either party in the Final Closing Statement or the Objection Notice. The determination of the Independent Accountant, acting as an expert and not an arbitrator, shall be final, conclusive and binding on the parties and enforceable in accordance with the terms of Section 10.14. The date on which Closing Net Working Capital, Closing Indebtedness, Closing Cash, Transaction Expenses, Closing Net Working Capital Adjustment Amount and Closing Purchase Price are finally determined in accordance with this Section 2.11(c) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Independent Accountant relating to the work, if any, to be performed by the Independent Accountant hereunder shall be borne 50% by Buyer, on the one hand, and 50% by Seller, on the other hand.

(d)            The “Adjustment Amount,” which may be positive or negative, shall mean the Closing Purchase Price (as finally determined in accordance with Section 2.11(a) or Section 2.11(c), as applicable) minus the Estimated Closing Purchase Price. The Adjustment Amount shall be paid in accordance with Section 2.11(e).

(e)            If the Adjustment Amount is a positive number or zero (such amount, the “Increase Amount”), then, promptly following the Determination Date, and in any event within three Business Days of the Determination Date, Buyer shall (i) pay to Seller an amount equal to the Increase Amount in immediately available funds by wire transfer to an account of Seller designated by Seller and (ii) together with Seller, deliver joint written instructions to the Escrow Agent to release the Adjustment Escrow Funds to Seller. If the Adjustment Amount is a negative number (the absolute value of such amount being referred to herein as the “Deficit Amount”), then, promptly following the Determination Date, and in any event within three Business Days of the Determination Date, Seller shall (x) together with Buyer, deliver joint written instructions to the Escrow Agent to release (A) to Buyer, an amount equal to the lesser of the Deficit Amount and the Adjustment Escrow Funds and (B) to Seller, the balance of the Adjustment Escrow Funds, if any and (y) if the Deficit Amount is greater than the Adjustment Escrow Funds, pay to Buyer an amount equal to such difference in immediately available funds by wire transfer to an account of Buyer designated by Buyer.

(f)            With respect to any Required Consent that is not obtained at or prior to the Closing, the Required Consent Holdback Amount with respect to such Required Consent shall be deposited with the Escrow Agent at Closing and released to Seller within three Business Days following the earlier of (x) the date on which the Required Consent is obtained or (y) the Deadline Date, unless, in the case of this clause (y), on or prior to the Deadline Date, a Required Consent Contract Effective Termination has occurred with respect to such Required Consent, in which case the Required Consent Holdback Amount with respect to such Required Consent shall be released to Buyer within three Business Days following the Deadline Date. Upon the final distribution of the Required Consent Holdback Amounts from the Required Consent Escrow Funds, the balance of the Required Consent Escrow Funds shall be released to Seller. Seller and Buyer shall deliver joint written instructions to the Escrow Agent to effectuate the provisions of this clause (f). Notwithstanding the foregoing, if a Required Consent Contract Effective Termination described in clause (a) of the definition of such term occurs prior to Closing (regardless of whether Seller has previously received a Required Consent for the applicable Contract), Buyer shall retain the Required Consent Holdback Amount for such Required Consent and the Purchase Price shall be correspondingly reduced, subject to Schedule 5.10. For the avoidance of doubt, (I) the requirement to deliver Required Consents, to the extent required by Section 2.08(g), (II) Seller’s obligation to pursue Required Consents pursuant to Section 5.09, and (III) the provisions of this Section 2.11(f) are independent and separate from (and are in addition to) to the Specified Closing Condition.

(g)            For Tax purposes, any payment by Buyer or Seller or escrow releases to Buyer or Seller pursuant to this Section 2.11 shall be treated as an adjustment to the Purchase Price unless a contrary treatment is required by applicable Laws.

(h)            Notwithstanding anything to the contrary in this Agreement, the calculation of the Closing Purchase Price (and any component thereof) shall not include (or be reduced by) the Special Indemnified Matters.

Section 2.12.      Withholding. Buyer and the Company shall be entitled to deduct and withhold from all amounts payable by Buyer or the Company pursuant to this Agreement all Taxes that Buyer or the Company, as applicable, may be required to deduct and withhold under any provision of Tax Law. To the extent such deducted and withheld amounts are paid over to the appropriate Taxing Authority, they shall be treated as delivered hereunder to the Person in respect of which such deduction or withholding was made. To the extent permissible under applicable Law, Buyer shall provide reasonable advance notice to Seller of any deduction and withholding that it believes is required in connection with the payment of any amounts payable hereunder under any provision of Tax Law and shall reasonably cooperate with Seller to minimize or eliminate the amount of such deduction or withholding.

Section 2.13.      Fair Market Value. The parties agree that the Purchase Price represents the fair market value of the Purchased Interests in an arm’s length transaction and has not been determined in a manner that takes into account the volume or value of any past, present, or future referrals or business otherwise generated or to be generated between the parties or any of their Affiliates for which payment may be made, in whole or in part, under any governmental Programs.

Article 3
Representations and Warranties of the Seller

Except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer that each of the following statements is true and correct as of the date hereof:

Section 3.01.      Existence and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate powers required to enter into the Transaction Agreements to which it is or will be a party, to carry out its obligations hereunder and thereunder, to consummate the Contemplated Transactions. The Company has all power and authority to own or lease and to operate its assets and carry on its business as currently conducted, except as would not, individually or in the aggregate reasonably be expected to be material to the Company. The Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company. True and complete copies of the Company organizational documents, each as in effect as of the date of this Agreement, have previously been made available by the Company to Buyer. Each Company organizational document is in full force and effect as of the date of this Agreement, and the Company is not in material violation of its organizational documents.

Section 3.02.      Subsidiaries. The Company has no Subsidiaries.

Section 3.03.      Seller Authorization.

(a)            The execution and delivery by Seller and performance by Seller of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the Contemplated Transactions are within Seller’s powers and have been duly authorized by all necessary action on the part of Seller.

(b)            This Agreement constitutes a valid, binding and enforceable agreement of Seller and each other Transaction Agreement to which Seller is a party, when executed and delivered by Seller, will constitute a valid and binding agreement of Seller, subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar applicable Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”).

Section 3.04.      Governmental Authorization.

(a)            The Company holds all federal, state, local and foreign Governmental Consents and all certificates, rights, exemptions, and orders from Governmental Authorities that are necessary or useful for the operation of the business of the Company as presently conducted or that are necessary or useful for the lawful ownership of its assets, and such Governmental Consents and other such authorizations are in full force and effect without any material default or violation thereunder.

(b)            No Governmental Consents are required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or any Transaction Agreements to which the Company is or will be a party or the consummation by the Company of the Contemplated Transactions, except for any Governmental Consents the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 3.05.      Non-Contravention. The execution, delivery and performance by Seller of this Agreement, the other Transaction Agreements and the consummation of the Contemplated Transactions do not and will not (a) violate the applicable Governing Documents of Seller or the Company as currently in effect, (b) violate any applicable Law; (c) except as may appear on Schedule 3.05(c) of the Seller Disclosure Schedule, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any Contract, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company; or (d) result in the creation or imposition of any Lien on any asset of the Company.

Section 3.06.      Capitalization. The Purchased Interests have been validly issued and are not subject to any unfulfilled obligation to make capital contributions, were not issued in violation of any preemptive or similar rights, and were issued in compliance with applicable securities Laws or exemptions therefrom. Except for the Purchased Interests owned and held by Seller, no other Equity Interests of the Company are authorized by the limited liability company agreement of the Company, issued, reserved for issuance or outstanding. There are no issued or outstanding bonds, debentures, notes or other Indebtedness that have the right to vote on any matters on which members of Company may vote (or that are convertible into or exchangeable for, Equity Interests of the Company having such right). There are no rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, any Equity Interests of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company. There are no outstanding options, warrants, calls, convertible securities, exchangeable securities, rights, puts, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound providing for the issuance, delivery, sale, transfer, registration, disposition, acquisition, repurchase or redemption of any of the Purchased Interests or obligating the Company to grant, extend or enter into any such option, warrant, call, convertible security, exchangeable security, right, put, commitment or agreement. There are no outstanding or authorized equity appreciation, profits interest, phantom equity or other similar equity or equity-based rights with respect to the Company. There are no equityholder or member agreements, voting trusts, proxies or other similar Contracts relating to the voting, dividend, ownership or transfer rights of any Purchased Interests.

Section 3.07.      Financial Statements.

(a)            Seller has delivered to Buyer true and complete copies of (i) the unaudited balance sheet as of December 31, 2023 and 2024, and the related unaudited statements of income and cash flows as of December 31, 2023 and 2024 of the Company (collectively, the “Annual Financial Statements”) and (ii) the balance sheet as of February 28, 2025 (the “Balance Sheet Date”) and the (I) related statements of income and cash flows for the two month period ended as of February 28, 2025 of the Company and (II) the statement of income for the trailing 12 month period ended February 28, 2025 of the Company (collectively, the “Interim Financial Statements”; together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto or on Section 3.07(a) of the Seller Disclosure Schedule) the financial position of the Company as of the dates thereof and its results of operations and cash flows for the periods then ended (in the case of the Interim Financial Statements, subject to normal year-end adjustments and any other adjustments described therein and the absence of footnotes); provided, that the Financial Statements are carveout financial statements with no pro forma adjustment for costs that are not pushed down under pushdown accounting methods. The Financial Statements are based on the books and records of the Company, which reflect actual, bona fide transactions. The Company’s accounting systems are maintained as part of a standard system of accounting administered in accordance with GAAP. There does not exist (i) any material deficiency in the design or operation of the Company’s accounting system which could affect in a material manner the Company’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves the Company’s accounting system. Section 3.07(b) of the Seller Disclosure Schedules contains a list of all Indebtedness of the Company and all Indebtedness of other Persons, in each case, for which there are any Liens on the assets of the Company, including Liens securing Indebtedness that will be released at the Closing, other than Permitted Encumbrances.

Section 3.08.      Absence of Material Adverse Effect. Since January 1, 2021, there has not been any event, circumstance or change in the businesses, operations or financial conditions of the Company that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.09.      Ownership of the Purchased Interests. Seller owns all of the Purchased Interests and will transfer and deliver to Buyer at the Closing valid title to the Purchased Interests (which constitute 100% of the Company’s issued and outstanding Equity Interests), free and clear of any Lien (other than restrictions under applicable securities laws).

Section 3.10.      Ordinary Course of Business. From December 31, 2024, to the date of this Agreement, except as disclosed on Section 3.10 of the Seller Disclosure Schedule, the Company, taken as a whole, has been conducted in all material respects in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as reflected on the Financial Statements or set forth in Section 3.10 of the Seller Disclosure Schedule, since December 31, 2024 through the date hereof, the Company has not:

(a)            acquired (including by merger, consolidation, acquisition of stock or equity) a substantial portion of the assets of any Person or business or division thereof which acquisition provides for a financial commitment of the Company (other than inventory in the Ordinary Course of Business), or entered into any Contract, letter of intent or similar arrangement with respect to the foregoing;

(b)            incurred, assumed, guaranteed or discharged any Indebtedness for borrowed money;

(c)            amended, modified or authorized the amendment of any of its Governing Documents;

(d)            declared or paid any non-cash dividend or made any non-cash distribution in respect of any Purchased Interests or issued, sold or otherwise permitted to become outstanding any Purchased Interests, or split, combined, reclassified, repurchased or redeemed any Purchased Interests;

(e)            sold, leased, transferred, mortgaged, assigned or encumbered any of the assets, tangible or intangible, reflected on the Interim Financial Statements or any assets acquired after the Balance Sheet Date, except for (i) personal property sold or otherwise disposed of in the Ordinary Course of Business, (ii) Permitted Encumbrances, and (iii) Liens securing Indebtedness that will be released at Closing;

(f)            licensed, sold, transferred, acquired, abandoned or permitted to lapse any Intellectual Property Rights, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company;

(g)            waived or cancelled any material claim or right, account receivable or trade account outside of the Ordinary Course of Business in excess of $20,000 in the aggregate;

(h)            suffered any material destruction, damage or loss of any asset (whether or not covered by insurance) exceeding $20,000;

(i)            entered into any commitment for capital expenditures under which there remains outstanding payments or expenditure obligations exceeding $20,000 in the aggregate;

(j)            made any change in accounting methods, principles or practices or changed any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve;

(k)            made any loan to any Person;

(l)             made any material change in its trade payables and trade receivables and other credit, collection and payment policies, including without limitation (i) acceleration of collections or receivables (including through the use of discounts for early payment, requests for early payment or otherwise) and (ii) failure to pay payables when due or delay in payment of payables compared to past practices (including continuation of past practices with respect to early payment of payables to obtain the benefit of any payment discounts);

(m)           settled any legal, judicial, administrative or arbitral proceedings, hearings, orders, investigations, audits, charges, complaints or claims that required any payment or imposed any limitation on the conduct of the Company;

(n)            increased the salary or hourly wage, bonus opportunity, incentive compensation, severance entitlement or other compensation or benefits of any employee or consultant of the Company other than salary, hourly wage increases, and bonus changes in the Ordinary Course of Business;

(o)            accelerated, terminated (other than pursuant to scheduled expirations), made modifications to, or canceled any Material Contract or any Contract that, if in effect as of the date of this Agreement, would have been a Material Contract or been informed in writing, or, to Seller’s Knowledge orally, that any other party thereto has done so;

(p)            suffered any material adverse change or, to the Knowledge of Seller, received any threat of any material adverse change in any of its relations with, or any loss or, to the Knowledge of Seller, threat of loss of, any material Customer or Material Supplier, including any threat of loss or material adverse change which may result from the Contemplated Transactions (other than pursuant to expiration of contracts in accordance with their terms);

(q)            encountered any actual or threatened labor union organizing activity or employee strikes, work stoppages, slowdowns, lockouts, or other similar labor actions;

(r)             adopted a plan or agreement of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other material reorganization;

(s)            amended or terminated any material Company Benefit Plan, or established or adopted any material Company Benefit Plan (including without limitation any change of control, retention, deferred compensation, equity or equity-based or severance plan, program or arrangement), except to the extent required by Law;

(t)             hired or terminated (other than for cause) or provided notice of termination to (i) any officer or (ii) any other employee, Governing Person, independent contractor or consultant of the Company whose aggregate annualized compensation is expected to exceed $150,000; or

(u)            authorized, agreed to, resolved to or committed to any of the foregoing.

Section 3.11.      No Undisclosed Material Liabilities. There are no liabilities of the Company, other than (a) liabilities provided for in the Interim Financial Statements or the 2024 Annual Financial Statements or disclosed in the notes thereto; (b) liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date; (c) liabilities incurred in connection with the Contemplated Transactions or disclosed in the Seller Disclosure Schedule; and (d) liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 3.12.      Material Contracts.

(a)            Section 3.12(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of Contracts to which the Company is a party that fall within the following categories and in effect as of the date hereof (collectively, each Contract fitting into one of the following categories whether or not disclosed on Section 3.12(a) of the Seller Disclosure Schedule, together with the Real Property Leases, the “Material Contracts”); provided there shall be no obligation to list on Section 3.12(a) of the Seller Disclosure Schedule any purchase orders or statements of work under another Material Contract:

(i)            any Customer Contract;

(ii)            any Contract with a supplier or vendor of the Company pursuant to which such vendor or supplier was paid by the Company in excess of $20,000 during the twelve-month period ending December 31, 2024;

(iii)           any material partnership, joint venture or other similar Contract;

(iv)         any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company has material continuing obligations following the date of this Agreement;

(v)           any Contract requiring any capital commitment or capital expenditures (including any series of related expenditures) in excess of $20,000;

(vi)          any material Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(vii)         any Contract containing covenants expressly limiting in any material respect the freedom of the Company to compete with any Person in a line of business or operate in any jurisdiction, including any non-competition, non-solicit or other restrictive covenant agreement;

(viii)            any material Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;

(ix)           any material option, license, franchise, broker, distributor, dealer, agency, sales, promotion, market research, marketing consulting, advertising or similar Contract with respect to the assets of the Company;

(x)            any material agency, sales representative, marketing or other similar Contract (i) with annual payments of $20,000 or more or (ii) wherein the compensation paid varies in any way based on the volume or value of the business generated or goods or services ordered as a result of any such sales or marketing efforts;

(xi)           any Contract that contains a material exclusivity or similar provision binding on the Company;

(xii)          any Contract containing “most favored nation” provisions or other preferential pricing terms in favor of a third party;

(xiii)        any Contract with a Governmental Authority or Program;

(xiv)        any Contracts with any union or labor organization or collective bargaining or similar agreements;

(xv)         any employment agreements or Contracts with independent contractors or consultants to which the Company is a party and which are not cancellable immediately or without material penalty (including any bonus or severance arrangements) or which contain payment obligations triggered by a change in control of the Company;

(xvi)        any Contract that provides for the indemnification of any Person (other than customary indemnification provisions incidental to the performance of the Company’s obligations under such Contract (the primary purpose of which is unrelated to indemnification)) or the assumption of any Tax, environmental or other liability of any Person by the Company, including any Contracts providing for the indemnification or defense by the Company of any officer, Governing Person, employee or consultant of the Company or any Affiliate of the Company;

(xvii)       any Contract relating to the settlement of any litigation, arbitration or administrative proceedings that imposes any ongoing material restriction or material payment obligation on the Company;

(xviii)       any service provider Contract between the Company, on the one hand, and a supervising physician, other health professional, or other Healthcare Service Provider on the other hand other than offer letters entered into in the Ordinary Course of Business;

(xix)         any material Contract pursuant to which the Company grants or is granted a license or right to use, or covenant not to be sued under, any material Intellectual Property Rights relating to the Company other than licenses for commercially available, off-the-shelf software or open source software;

(xx)           any Contract between the Company, on the one hand, and Seller or any of its Affiliates, on the other hand;

(xxi)         any Contract pursuant to which rights of any third party are triggered or become exercisable in connection with or as a result of the execution of this Agreement or the consummation of the Contemplated Transactions, including any Contract that contains a “change in control” provision;

(xxii)        any locums or staffing Contract;

(xxiii)       any power of attorney or similar agency Contract;

(xxiv)       any Contract with any Program;

(xxv)       any Contract with any referral source;

(xxvi)       all Contracts (including employment agreements) which cannot be cancelled without a penalty or without more than 60 days’ notice; or

(xxvii)      any Contract to enter into any of the foregoing.

(b)            Seller has delivered to Buyer true, complete and correct copies of all Material Contracts (other than purchase orders or statements of work whose terms do not differ in any material respect from those in the Company’s standard form of purchase order or statement of work, which standard form has been delivered to Buyer). Each Material Contract is a valid and binding agreement of the Company and, to Seller’s Knowledge, each other party thereto, and is in full force and effect. Neither the Company nor, to Seller’s Knowledge, any other party is in default or breach under the terms of any such Material Contract, and no event has occurred that with the lapse of time or the giving of notice or both would reasonably be expected to constitute a default or breach thereunder by the Company or, to Seller’s Knowledge, any other party, except in each case for any defaults or breaches that would not, individually or in the aggregate, reasonably be expected to be material to the Company. The Company has not received any written or, to Seller’s Knowledge, oral notice that any other party to a Material Contract intends to terminate such Material Contract prior to its scheduled expiration. True and correct copies of all purchase orders and statements of work entered into by the Company are contained in the Company’s records that will be available to, and accessible by, Buyer upon the Closing.

Section 3.13.      Litigation. Except as set forth on Section 3.13 of the Seller Disclosure Schedule, neither Seller nor the Company is a claimant or defendant in or otherwise a party to any Action concerning the Company, which are in progress or pending or, to Seller’s Knowledge, reasonably anticipated or threatened by or against the Company. There are no judgments, citations or penalties assessed against the Company arising from any Action concerning the Company which are due and remain unpaid.

Section 3.14.      Compliance with Laws; Permits. Except as set forth on Section 3.14 of the Seller Disclosure Schedule:

(a)            The Company is and, since January 1, 2019, has been, in material compliance with all applicable Laws, including all applicable Healthcare Laws.

(b)            Section 3.14(b) of the Seller Disclosure Schedule sets forth all of the Permits held by the Company (“Company Permits”), all of which are valid and in full force and effect. The Company Permits constitute all of the Permits necessary or used for the operation of the business of the Company as currently conducted, except where the absence of any such Permit would not, individually or in the aggregate, reasonably be expected to be material to the Company. There are no pending or, to Seller’s Knowledge, threatened Actions by any Governmental Authority which would reasonably be expected to result in the revocation, suspension, limitation, cancellation or termination of any Company Permit, or which alleges the failure of the Company to have a necessary permit.

(c)            Seller has delivered to Buyer true and complete copies of (i) all material registrations, filings, and submissions made by the Company with any Governmental Authority under any applicable Healthcare Laws since January 1, 2019, and all such registrations, filings and submissions were complete and accurate in all material respects when made, and (ii) all material regulatory notices or reports concerning the Company’s compliance with applicable Healthcare Laws issued by any Governmental Authority since January 1, 2019.

(d)            Since January 1, 2019, neither the Company nor Seller has received any written or, to Seller’s Knowledge, oral communication from a Governmental Authority claiming that the Company has committed, or is or will be under investigation for, a material violation of any applicable Healthcare Law or Company Permit, nor has the Company or Seller received any written or, to Seller’s Knowledge, oral notice from any Governmental Authority claiming that any such material violation remains uncorrected.

(e)            Neither the Company nor any of its properties or assets is subject to or bound by any agreement, order, stipulation, decree, award or judgment issued by or entered into with any Governmental Authority concerning the Company’s compliance with applicable Healthcare Laws.

(f)            All individuals who provide professional healthcare services for or on behalf of the Company (“Healthcare Service Providers”) who are required by applicable Healthcare Laws to obtain and maintain a professional license or certification issued by the relevant Governmental Authority in order to provide such services for or on behalf of the Company are duly licensed or certified to provide such services. No such Healthcare Service Provider (i) has had any such license or certification revoked, suspended or subjected to any restriction, (ii) has been sanctioned by any state licensing board or other Governmental Authority, or (iii) is currently, or at any time while providing services on behalf of the Company was, excluded, debarred, or otherwise prohibited from participation in Medicare, Medicaid, or any other Program.

(g)            The Company has never and does not currently participate in, submit any claim to, bill for, or receive any reimbursement from any Program, including without limitation any U.S. federal, state or local governmental healthcare program, including Medicare, Medicaid or TRICARE programs, or any non-governmental or commercial healthcare programs, health insurance companies or other providers of health insurance benefits, in the provision of its healthcare services to its customers.

(h)            Since January 1, 2019, (i) the Company has used, stored, collected, processed, and maintained all Personal Information in material compliance with all applicable Laws, (ii) there has been no Data Security Breach requiring notice to a Governmental Authority or to impacted Persons, (iii) the Company has not received any written complaint from a customer, individual patient, vendor, or any Governmental Authority alleging any such Data Security Breach, nor has the Company had reason to investigate any such possible breach or security incident, and (iv) the Company has complied with all Privacy Commitments.

(i)             Since January 1, 2019, (i) the Company has maintained a healthcare compliance program that is commercially reasonable and in material compliance with all applicable Healthcare Laws, (ii) the Company has conducted its operations in accordance with its healthcare compliance program in all material respects during the applicable periods for which such compliance programs were in effect, and (iii) all credible issues brought to the attention of the Company’s compliance officer (or equivalent member of its personnel) have, as appropriate, been investigated and corrective actions taken in accordance with applicable Healthcare Laws and the Company’s compliance program.

Section 3.15.      Properties.

(a)            The Company does not own, and has never owned, any real property.

(b)            Section 3.15(b) of the Seller Disclosure Schedule sets forth a list of all leases of real property (each, a “Real Property Lease”) pursuant to which the Company leases or subleases real property (such real property, the “Leased Real Property”) in the operation of the business of the Company as of the date of this Agreement. The list includes (i) the street address of each parcel of Leased Real Property, (ii) the name of the landlord under the lease, (iii) the rental amount currently being paid (iv) the expiration of the term of such Leased Real Property, and (v) the current use of such property. The Company has valid leasehold title in all Leased Real Property, free and clear of all Liens and encumbrances other than Permitted Encumbrances and Liens securing Indebtedness that will be released at Closing. The Company has not subleased or sublicensed any portion of the Leased Real Property to any other Person. Except for the rights of landlords and lessors thereunder, each Real Property Lease grants the Company the exclusive right to use and occupy the demised premises.

(c)            There is no pending or, to the Knowledge of Seller, threatened condemnation, expropriation, eminent domain or similar Action affecting all or any part of the Leased Real Property, and the Company has not received any written notice thereof.

(d)            There are no (i) uncorrected material violations of building codes and/or zoning ordinances or other similar Laws affecting the Leased Real Property, or (ii) existing, or to the Seller’s Knowledge, pending or threatened zoning or building code changes that would materially and adversely affect the applicable property, or any moratorium Actions that would materially and adversely affect the Company’s current use and/or operation of the applicable property. Neither the whole nor any material portion of the Leased Real Property has been damaged or destroyed by fire or other casualty during Seller’s or the Company’s occupancy thereof that has not been (or is not being) substantially repaired. The Leased Real Property has adequate access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protections, drainage and other public utilities, in each case to the extent necessary for the conduct of the business of the Company at such location as currently conducted. For each Leased Real Property, the Company has the right to access a public road or other means of lawful access to and from the Leased Real Property. All of the buildings and structures located on the Leased Real Property are structurally sound with no material defects that are not being addressed in the ordinary course and are in good operating condition in all material respects, ordinary wear and tear excepted, and are sufficient for the continued operation of the business of the Company at such location after the Closing Date in substantially the same manner as operated at such location prior to the Closing.

Section 3.16.      Intellectual Property.

(a)            Section 3.16 of the Seller Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all patents, patent applications, trademark registrations and applications, copyright registrations and applications, domain name registrations, social media accounts, and material software in each case, that are (i) within the Company Intellectual Property Rights or (ii) used by the Company and material to the businesses of the Company as currently conducted, specifying as to each such item, as applicable, the registered owner (and co-owner, as applicable, and, in the case of domain names, the registrant, and in the case of social media accounts, the account holder), jurisdiction of application and/or registration, the application and/or registration number, the date of application or registration, and the status of application or registration, including any deadlines for renewals or other required filings. Each of the Company Intellectual Property Rights identified in Section 3.16(a) of the Seller Disclosure Schedule is, to the extent such Company Intellectual Property Right is recordable, recorded in the name of the Company and is valid and enforceable, and all maintenance obligations that have come due with respect to such Company Intellectual Property Rights have been timely paid.

(b)            The Company is the sole and exclusive legal and beneficial owner of all Company Intellectual Property Rights, free and clear of all Liens, adverse claims or other restrictions or any requirement for the Company to pay any future royalty to perfect such ownership interest or to use and exploit such Company Intellectual Property Rights, except for Permitted Encumbrances, Liens securing Indebtedness that will be released at Closing, and non-exclusive licenses granted to customers of the Company in the Ordinary Course of Business and incidental to the sale or purchase of products or services. The Company has not transferred ownership of, or granted any exclusive rights in, any Company Intellectual Property Rights to any third party.

(c)            The execution, delivery and performance by the Company of this Agreement, consummation of the Contemplated Transactions that are required to be performed by the Company and compliance with the terms of this Agreement will not result in the loss, forfeiture, termination, license, or impairment of, or give rise to any obligation to transfer or to create, change or abolish, or limit, terminate, or consent to the continued use of, any rights in or change any royalties, revenue sharing or other payments made with respect to any Company Intellectual Property Rights, or any Intellectual Property Rights used by the Company and material to the businesses of the Company as currently conducted.

(d)            There are no Intellectual Property Agreements, other than (i) in-bound licenses of commercially available software; and (ii) non-exclusive licenses granted by the Company in the Ordinary Course of Business incidental to the sale, lease or transfer of finished products or services to customers on standard terms and conditions (“Incidental Licenses”). Except for the Permitted Encumbrances, Liens securing Indebtedness that will be released at Closing, and Incidental Licenses, the Company has not granted any licenses with respect to, and has not otherwise encumbered or placed limitations on, any Company Intellectual Property Rights or the use of any Intellectual Property Rights by the Company.

(e)            None of the Company Intellectual Property Rights is or has been involved in any opposition, cancellation, interference, reissue or reexamination proceeding; no material software owned by or exclusively licensed to the Company, or any other Company Intellectual Property Right, has been placed in escrow or was or is developed in whole or in part using, linked to or distributed with any open source software in a manner that subjects any software owned or purported to be owned by the Company to any copyleft license or that requires or purports to require the Company to grant any license or disclose any source code of any such software and no Company Intellectual Property Right is the subject of any judicial, administrative or arbitral order, award, decree, injunction, or stipulation. The Company has not received since January 1, 2019, any notice expressly alleging that any Company Intellectual Property Right is invalid or unenforceable, or challenging the Company’s ownership of or right to use any such rights.

(f)            The Company owns or otherwise has a valid, legal right to use all material Intellectual Property Rights used in connection with the business of the Company as currently conducted.

(g)            The products and services and the operation of the business of the Company do not infringe, misappropriate or violate, and as offered since January 1, 2019 have not infringed, misappropriated or violated any Intellectual Property Rights of third parties in any material respect, and since January 1, 2019 the Company has not received any notice stating, alleging or otherwise suggesting that the Company or any of its products or services is infringing, misappropriating or violating the Intellectual Property Rights of any third party or that any Company Intellectual Property Right is invalid or unenforceable. No third party has since January 1, 2019 infringed, misappropriated or violated or is currently infringing, misappropriating or violating any Company Intellectual Property Rights, the Company has not sent since January 1, 2019 any written notice asserting or threatening any Action that a third party is infringing, misappropriating or violating the Company Intellectual Property Rights nor has the Company acquiesced in asserting any such Action. No Action alleging misappropriation or infringement of the Intellectual Property Rights of any Person is pending or, to the Knowledge of Seller, threatened against the Company, as of the date of this Agreement.

(h)            No Intellectual Property Rights developed for the Company by any current or former Company personnel is subject to the rights of any former employer or is in violation of or has violated any agreement with any third party (including any agreement relating to employment, confidentiality, intellectual property non-competition) by virtue of such Person being employed by or performing services for the Company, without permission of the applicable third party, or by disclosing or using in connection with such Person’s employment or engagement with the Company proprietary information or Intellectual Property Rights owned by or subject to the rights of any third party. No employee, consultant or contractor who contributed to the creation or development of any of the Company Intellectual Property Rights has any rights, including moral rights, in any Company Intellectual Property Rights or has challenged or threatened to challenge the Company’s exclusive ownership of all rights, title and interest in such Company Intellectual Property Rights, and there exists no reasonable basis for any such challenge.

(i)            The Company has taken commercially reasonable precautions to protect and maintain the Company Intellectual Property Rights, including to preserve the confidentiality of its trade secrets. Any disclosure by the Company of trade secrets included in Company Intellectual Property Rights to any third party has been pursuant to the terms of a written agreement with such Person and any disclosure by the Company of trade secrets of a Person has been pursuant to the terms of a written agreement with such Person or otherwise permitted by Law.

(j)            The Company is the exclusive owner of all right, title and interest in and to each element of data owned or purported to be owned by the Company (the “Company-Owned Data”). The Company has the right to process all Company-Owned Data without obtaining any permission or authorization of any Person. The Company has not entered into any Contract governing any Company-Owned Data or to which the Company is a party or bound, except for Contracts with customers that do not deviate in any material respect from the Company’s standard form Contracts that have been provided to Buyer.

(k)            Except as listed in Section 3.16(k) of the Seller Disclosure Schedule, the Company has not used nor is it using any deep learning, machine learning or other artificial intelligence technologies (“AI Technology”) in the business of the Company, including in connection with any product or service offered by the Company. No Company-Owned Data has been submitted or input into, used to train, or licensed for use with, any public or third-party AI Technology.

(l)            All material information technology hardware (including personal computers, servers, and network hardware), software, and network and communication systems and platforms used or held for use by the Company (including any such assets operated for the Company by a third party service provider) (collectively, the “IT Infrastructure”) are either owned by, licensed to, or leased to the Company, or provided by Seller or an Affiliate of Seller pursuant to arrangements between Seller (or such Affiliate) and the Company. For the avoidance of doubt, the term “IT Infrastructure” excludes any items provided for use by a Company customer in the performance of services to such customer. The currently existing IT Infrastructure is adequate and sufficient in all material respects to meet the processing and other business requirements of the Company as the business is currently conducted and as currently contemplated, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The IT Infrastructure: (i) operates and performs in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company’s and business as currently conducted, (ii) is in good working order, has been properly maintained, performed adequately and not materially malfunctioned or failed at any time during the last three (3) years excluding any temporary problems arising in the Ordinary Course of Business that did not materially disrupt the operations of the Company and which have been corrected, and (iii) are free of any Malicious Code that (A) materially disrupts or adversely affects the functionality of any part of the IT Infrastructure; or (B) enables or assists any Person to access without authorization any IT Infrastructure. Since January 1, 2019, the Company has not been materially and adversely affected by any Malicious Code or suffered any Data Security Breach with respect to the IT Infrastructure.

(m)            The Company requires, by contract or otherwise, all third parties that have access to or receive Personal Information from the Company to materially comply with all applicable Laws, and to use commercially reasonable efforts consistent with industry standards to store and secure all Personal Information to protect against unauthorized access to or processing of Personal Information. The Company has addressed and appropriately remediated all threats, risks and deficiencies specifically designated as “high” or “critical” identified in any penetration test, cybersecurity audit and data security assessment performed by or on behalf of the Company since January 1, 2019 and to which the Company has access.

(n)            The execution, delivery, or performance of this Agreement and the consummation of the Contemplated Transactions will not violate any applicable Privacy Commitments or result in or give rise to any right of termination or right to impair or limit the Company’s right to own or process any Personal Information or Company Data used in or necessary for the operation of the business.

(o)            Since January 1, 2019, no third party has gained unauthorized access to the IT Infrastructure or any data contained therein, or otherwise infiltrated or adversely impacted the operation of the intellectual property infrastructure or the confidentiality, integrity, or availability of any Company Data or Personal Information in the Company’s possession or control (including any internal or external hack, denial of service attack, or ransomware attack). The Company has taken (including through its third party service providers) commercially reasonable precautions necessary to protect, secure and maintain the IT Infrastructure and the data contained therein, and the storage capacities and requirements of the Company, in each case against (i) overload, failure, limitation of system capacities, manual misuses and other interruptions of regular business operations, (ii) fire, explosion, flood, any other calamity and other interruptions of regular business operations, and (iii) unauthorized access or manipulation by third parties.

(p)            The Company has established and maintains commercially reasonable technical, physical, administrative, and organizational security measures and written internal information security policies, including any such measures or policies as are required by any Privacy and Data Security Laws, which are enforced, and which are designed to protect Company Data and Personal Information in the Company’s possession or control, including against Data Security Breaches, and which are consistent with the Privacy Commitments.

(q)            The Company is in material compliance with and has, since January 1, 2019, at all times complied with, all Privacy and Data Security Laws and all Privacy Commitments.

(r)            Since January 1, 2019, the Company has suffered no Data Security Breach.

(s)            The Company has not received any order, request, warning, reprimand, inquiry, notification, allegation or claims alleging that it is in violation of or has not complied in any respect with any Privacy Commitment. The Company is not currently and has not previously been under investigation, or subject to any Action, initiated by any (a) Governmental Authority, (b) state, federal or foreign self-regulating body, or (c) any Person, regarding or alleging that the processing of Personal Information by the Company is in violation of any Privacy Commitment. No Person has claimed or threatened to claim any material amount of compensation (or an offer for compensation) from the Company under or in connection with any actual or alleged violation of any Privacy Commitment.

Section 3.17.      Labor and Employment Matters. (a) Section 3.17(a) of the Seller Disclosure Schedule contains a list of all Persons who are employees, independent contractors or consultants of the Company as of March 31, 2025, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized (the “Business Employees”), and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) exempt or non-exempt status, (vii) a description of the fringe benefits provided to each such individual as of the date hereof, (viii) status as an independent contractor, employee, or consultant, (ix) leave status, and (x) the Company site or Customer location out of which such Business Employee operates. Except as set forth in Section 3.17(a) of the Seller Disclosure Schedule, as of the Closing Date, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the Closing Date to the extent due to be paid on or prior to the Closing Date in accordance with the Company’s standard practices or any applicable Contract or Law have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b)            The Company is and, since January 1, 2019, has been, in material compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, misclassification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 3.17(b) of the Seller Disclosure Schedule, there are no Actions against the Company pending or threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws. The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Since January 1, 2019, the Company has not received any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company and no such investigation is in progress.

(c)            No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of the Company has occurred within the past six (6) months or is currently contemplated, planned or announced. There have not been “employment losses” (as defined in the WARN Act) at any time which would create any obligations upon or liabilities for the Company under the WARN Act.

(d)            The Company is not, nor has the Company been, a party to or bound by any collective bargaining agreement or other contract with a labor union or other labor organization (“CBA”); there are no CBAs or any other labor-related agreements or arrangements that pertain to any of the employees of the Company; and no employees of the Company are represented by any labor union or other labor organization with respect to their employment with the Company. There have been no labor organizing activities with respect to any employees of the Company, and there has been no actual or threatened unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting the Company.

(e)            The Company is and has been in compliance with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. All employees of the Company are and have been legally authorized to work in the United States in accordance with the Immigration Reform and Control Act of 1986 and applicable Laws.

(f)            The Company has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations with respect to its officers, Governing Persons, or employees of which it is aware. With respect to each such allegation with merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper conduct. The Company does not reasonably expect any material liability with respect to any such allegations and is not aware of any allegations relating to officers, Governing Persons, or employees, of the Company, that, if known to the public, would bring the Company into material disrepute.

Section 3.18.      Employee Benefit Plans.

(a)            Set forth in Section 3.18(a) of the Seller Disclosure Schedule is an accurate and complete list as of the date hereof of each material Company Benefit Plan and material Seller Benefit Plan, and each is identified as either a Company Benefit Plan or a Seller Benefit Plan. The Company has made available to Buyer correct and complete copies of: (i) each Seller Benefit Plan and each Company Benefit Plan (or if unwritten, a summary of the material terms) and any amendments thereto; (ii) the most recent annual reports on Form 5500 filed with the IRS with respect to each Seller Benefit Plan or Company Benefit Plan (if any such report was required); (iii) the most recent summary plan description for each Seller Benefit Plan or Company Benefit Plan for which such summary plan description is required; (iv) each trust agreement and insurance or group annuity contract relating to any Seller Benefit Plan or Company Benefit Plan; (v) any non-routine correspondence with any Governmental Authority related to any Seller Benefit Plan or Company Benefit Plan made within the past three (3) years.

(b)            None of Seller, the Company, any ERISA Affiliate or any predecessor thereof sponsors, maintains or contributes to, or has since January 1, 2019, sponsored, maintained or contributed to, any Employee Benefit Plan that is subject to Title IV of ERISA, including any Multiemployer Plan. No Seller Benefit Plan or Company Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code).

(c)            All Seller Benefit Plans and Company Benefit Plans have been established, funded, maintained and administered in all material respects in accordance with their terms and applicable Laws, including ERISA and the Code. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (i) there are no Actions (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened with respect to any of the Seller Benefit Plans or Company Benefit Plans, (ii) there has been no nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and (iii) no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Seller Benefit Plan or Company Benefit Plan in connection with which Seller or the Company or, to the Knowledge of Seller, a third-party plan fiduciary would reasonably be expected to incur any liability. With respect to each Seller Benefit Plan or Company Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Seller Benefit Plan or Company Benefit Plan and in compliance with the requirements of applicable Law, and if not yet due, have been made or properly accrued on the Financial Statements.

(d)            (i) All Seller Benefit Plans and Company Benefit Plans that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received or may rely on a favorable determination or opinion letter from the IRS as to its tax qualified status; and (ii) no event has occurred relating to any such Company Pension Plan that would reasonably be expected to give the IRS grounds to revoke such determination or opinion.

(e)            Except as set forth on Section 3.18(e) of the Seller Disclosure Schedule, the Company and, with respect to any Business Employee, Seller has no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA or any similar state Law, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(f)            With respect to each Seller Benefit Plan and Company Benefit Plan that is a group health plan benefiting any current or former employee, of the Seller and/or the Company and, to the extent applicable, each ERISA Affiliate has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. Seller and/or the Company and, to the extent applicable, each ERISA Affiliate has complied in all material respects with the applicable provisions of the Affordable Care Act (“ACA”) including all provisions of the ACA applicable to the employees of the Company, including the employer shared responsibility provisions relating to the offer of “minimum essential coverage” to “full-time” employees that is “affordable” and provides “minimum value” (as defined in Section 4980H of the Code and related regulations) and the applicable employer information reporting provisions under Section 6055 and 6056 of the Code (and all related regulations).

(g)            No amount, economic benefit or other entitlement that could be received (whether in cash or property or vesting of property) as a result of any of the Contemplated Transactions (alone or in combination with any other event) by any manager, officer or employee of the Company or the Company’s Affiliates who is a “disqualified individual” (as such term is defined in Section 1.280G-1 of the Treasury Regulations) under any employment, severance or termination agreement, other compensation arrangement or Employee Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(h)            Except as set forth on Section 3.18(h) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (either alone or upon the occurrence of any additional or subsequent event), will cause any (i) material payments to become due or payable to any current or former employee, officer, manager or individual consultant of the Company or (ii) payment, acceleration, vesting or increase in benefits to any current or former employee, officer, manager or individual consultant of the Company, in each case under any Employee Benefit Plan (to the extent that the Company would reasonably be expected to have any liability with respect thereto).

(i)            Each Seller Benefit Plan and Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder has been operated, maintained and administered in operational and documentary compliance in all material respects with the requirements of Section 409A of the Code, the Treasury Regulations promulgated thereunder and any other IRS guidance issued with respect thereto.

(j)            Neither Seller nor the Company has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of current or former employees of the Company other than the Seller Benefit Plans and/or Company Benefit Plans, or to make any amendments to any of the Seller Benefit Plans and/or Company Benefit Plans, except as may be required to comply with applicable Law.

Section 3.19.      Taxes.

(a)            All Tax Returns that are required to be filed by the Company have been timely filed, and such Tax Returns are in all respects true, correct and complete. All Taxes due and owing by the Company (whether or not shown on any Tax Return of the Company) have been timely paid.

(b)            There are no Liens for Taxes (i) upon any of the assets of the Company, other than Permitted Encumbrances, or (ii) upon any of the Purchased Interests.

(c)            The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(d)            The Company has not entered into (or been requested to enter into) a written agreement waiving or extending any statute of limitations in respect of Taxes, which agreement is currently in effect (or which request is still pending).

(e)            No deficiencies for any Taxes have been proposed, asserted or assessed in writing by any Taxing Authority against the Company that are still pending. All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Taxing Authority have been fully resolved.

(f)            No Action is now pending against or with respect to the Company in respect of any Tax. The Company has not issued to any Person a power of attorney with regard to Taxes that is currently in effect.

(g)            The Company (i) has not been a member of an affiliated consolidated, combined, unitary or similar group filing (or required to file) Tax Returns on a group basis and (ii) has no liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Tax Law), as a transferee or successor, by Contract or otherwise.

(h)            The Company has not participated or engaged in any transaction that constitutes a “reportable transaction” within the meaning of Section 6707A of the Code or Treas. Reg. Section 1.6011-4(b) (or any predecessor provision).

(i)            No claim has been made by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by (or required to file Tax Returns in) that jurisdiction. The Company has not made a voluntary disclosure of any failure to file Tax Returns in any jurisdiction under programs or policies for such disclosures, whether such program or policies are sponsored by the jurisdictions that impose Taxes or by third parties (e.g. Multi-State Tax Commission).

(j)            The amount of the Company’s liability for unpaid Taxes for all periods ending on or before the date hereof does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Company’s most recent Financial Statements. The amount of the Company’s liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(k)            The Company is not party to any Tax Sharing Agreement, other than any agreement entered into in the Ordinary Course of Business the primary subject of which is not Taxes.

(l)            The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period or portion thereof ending after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of a change in method of accounting during a Tax period ending on or prior to the Closing Date, (ii) as a result of the use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (iii) pursuant to the provisions of any contract entered into with any Governmental Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iv) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (v) as a result of any prepaid amount received on or prior to the Closing Date; or (vi) as a result of the application of Section 965, 952(c)(2), 951 or 951A of the Code with respect to income earned or recognized or payment received on or prior to the Closing Date. The Company is not required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code.

(m)            The Company is not the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Authority.

(n)            The Company is properly classified as a disregarded entity for U.S. federal (and applicable state, local and foreign) income Tax purposes, and no election has been made by or on behalf of the Company to be treated as an association taxable as a corporation for applicable income Tax purposes.

(o)            The Company does not have any liability under any unclaimed property, escheat or similar Law.

(p)            The Company has never had a permanent establishment (within the meaning of any applicable Tax treaty) or an office or fixed place of business in a country other than the country in which the Company is organized.

(q)            The Company has not elected to defer any Taxes payable by the Company pursuant to Section 2302 of the CARES Act or IRS Notice 2020-65 or other similar provision of Law. The Company has not deferred the withholding, deposit or payment of any Taxes pursuant to the Presidential Memorandum on “Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” dated August 8, 2020, or pursuant to any Law or guidance issued subsequent thereto.

(r)            The Company has not claimed any employee retention credit.

Section 3.20.      Finders’ Fees. Except as set forth on Section 3.20 of the Seller Disclosure Schedule, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Company who might be entitled to any fee or commission from the Company in connection with the Contemplated Transactions.

Section 3.21.      Assets.

(a)            The Company has good, clear and marketable title, or a valid leasehold interest, to all material personal, tangible and intangible property and assets it owns, leases, or possesses (whether pursuant to a lease, license or otherwise) (the “Company Assets”), free and clear of all Liens other than Permitted Encumbrances and Liens securing Indebtedness that will be released at Closing. There are no Company Assets or rights used in the operation of the business of the Company and owned (or to the Knowledge of Seller, purported to be owned) by any Person other than the Company that are not currently leased or licensed to the Company or under valid, current lease or license arrangements.

(b)            Except as contemplated under the Transition Services Agreement or as set forth on Section 3.21(b) of the Seller Disclosure Schedule, the Company Assets (including intangibles), taken as a whole, will constitute as of the Closing all the properties, assets and rights that are sufficient, in all material respects, for the Company to conduct its business after the Closing in substantially the same manner as currently conducted. The Company Assets are in good and serviceable operating condition and repair (subject to normal wear and tear and replacement in accordance with past practice), are structurally sound (to the extent applicable), are generally suitable for the uses for which intended and comply with applicable Laws. During the past five (5) years there has not been any significant interruption of the operations of the business of the Company due to inadequate maintenance of the Company Assets or otherwise.

Section 3.22.      Environmental Matters.

(a)            The Company is, and since January 1, 2019 has been, in compliance in all material respects with all applicable Environmental Laws, except for such noncompliance that has been fully and finally resolved.

(b)            The Company has obtained and possess all Governmental Consents required by applicable Environmental Laws (collectively referred to as “Company Environmental Permits”) and are, and since January 1, 2019 have been, in compliance in all material respects with the terms and conditions of such Company Environmental Permits, except for such failure to obtain or failure to comply that has been fully and finally resolved.

(c)            The Company has not received written notice of any Action or notice of potential responsibility alleging liability under any Environmental Law, except for such Actions that have been fully and finally resolved.

(d)            There has been no Release of or exposure to Hazardous Materials by the Company or, to the Knowledge of Seller, any other Person at any real property currently leased or operated by the Company or at any real property formerly owned, operated or leased by the Company (during the time owned, leased or operated by the Company), in each case that would reasonably be expected to result in the Company incurring any material liability or obligation pursuant to Environmental Law.

(e)            The Company has not assumed by Contract the liability of any other Person pursuant to Environmental Law.

(f)            Seller and the Company have provided to or made available to Buyer for review copies of all material environmental reports of investigations, audits, site assessments, risk assessments and sampling reports in their possession or reasonable control and material to an understanding of the environmental liabilities of the Company.

Section 3.23.      Insurance. Section 3.23 of the Seller Disclosure Schedule sets forth a list of all insurance policies maintained by Seller, Seller’s Ultimate Parent, or any of their respective Affiliates that cover the business of the Company (the “Insurance Policies”), including policy numbers, coverage schedules and amounts, coverage limitations, deductibles applicable to each such policy, and a list of all claims made with respect to the Company on such policies within the past three (3) years; and a complete description of any self-insurance program or similar alternative insurance measures created or entered into by the Company. All premiums due under such insurance policies have been paid, and each such insurance policy is in full force and effect. Neither the Company nor Seller has received any written notice of cancellation or termination of any such policy, or any refusal or denial of any material coverage with respect to the Company, or any reservation of rights with respect to or rejection of any material claim under any such insurance policy with respect to the Company. The insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. Neither the Company nor Seller is in default or breach under the terms of any Insurance Policy, (to the extent such terms are applicable to the Company), and no event has occurred that with the lapse of time or the giving of notice or both would reasonably be expected to constitute a default or breach thereunder by the Company or Seller, except in each case for any defaults or breaches that would not, individually or in the aggregate, reasonably be expected to materially impact coverage of the business of the Company under the Insurance Policies, or cause material modifications or terminations of the same. The Company is not a policy holder under any insurance policies.

Section 3.24.      Medical Licenses. The Company’s Healthcare Service Providers and employees possess the necessary Permits used in or necessary or appropriate for any of their respective businesses, activities or services, including National Provider Identification numbers, if required by applicable Law, but excluding any of the foregoing that relate solely to real property (collectively, the “Medical Licenses”). The Medical Licenses are valid and in full force and effect. There are no written notifications from Governmental Authorities to the Company and no pending or, to the Knowledge of the Seller, threatened or reasonably anticipated Actions which, if adversely determined would result in the termination, revocation, modification, limitation, restriction or impairment of any of the Medical Licenses.

Section 3.25.      Program Participation. The Company does not participate and has never participated in any Programs.

Section 3.26.      HIPAA. The Company (i) is in compliance, in all material respects, with HIPAA, to the extent applicable to the Company; and (ii) to the extent required by applicable Law, has conducted all required data security risk assessments, has implemented (or, if applicable, required its vendors to implement) appropriate data backup, business continuity, and disaster recovery plans with respect to any patient, medical or health information protected by HIPAA received by the Company, and has developed and has implemented appropriate policies and procedures and training programs to ensure current, and ongoing compliance, in all material respects, with HIPAA to the extent applicable to the Company. There has been no unauthorized access to or other misuse of any personally identifiable information that has been gathered or accessed in the course of the operations of the Company since January 1, 2019.

Section 3.27.      Reimbursement Matters. The Company does not and has never submitted a claim for payment to any Program.

Section 3.28.      Company Professional Entities. Section 3.28 of the Seller Disclosure Schedule identifies each entity in existence as of the date hereof that was formed for the purpose of becoming a Company Professional Entity. No such entity has engaged in any activity since its respective formation date, or has any assets or liabilities, in each case other than those incidental to its formation and maintenance, and no such entity ever had any contractual or controlled Affiliate relationship with, nor provided any services (medical or otherwise) to, the Company.

Section 3.29.      Transactions with Affiliates. Except as set forth on Section 3.29 of the Seller Disclosure Schedule, and except for employment agreements or other customary compensation or benefit arrangements, no member, equityholder, Governing Person, officer or senior management employee of the Company or any Affiliate (each, a “Related Party”): (i) owns or has any interest, directly or indirectly, in any property, asset or right, personal or mixed, tangible or intangible, which is used in the business of the Company, (ii) has any claim or cause of action against, or owes any amount to, the Company or (iii) is a party to any contract, transaction or other arrangement with the Company (any of the contracts, transactions or other arrangements described in this Section 3.29, a “Related Party Transaction”).

Section 3.30.      Bank Accounts. Section 3.30 of the Seller Disclosure Schedule sets forth a true and complete list of (a) the name and address of each bank with which the Company has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of the Company (collectively, the “Bank Accounts”).

Section 3.31.      Customers.

(a)            Section 3.31(a)-(1) of the Seller Disclosure Schedule (the “Customer Schedule”) sets forth, as of the Signing Date (i) all current customers of the Company (collectively, the “Customers”) and (ii) for each Customer, the current Contract(s) with each Customer (each a “Customer Contract”; provided there shall be no obligation to list any purchase orders or statements of work under another Customer Contract). Additionally the Customer Schedule sets forth for (x) all Customers, the total revenue attributable to each Customer for the trailing twelve month period ending upon February 28, 2025, and (y) for Customers that the Company has charged or invoiced $250,000 or more, in the aggregate, in the trailing twelve month period ending upon the last day of the month immediately preceding the date hereof: (A) the expiration date of the current term of each Customer Contract (which, in the case of a customer with a master services agreement with the Company, shall reference only the current term set forth in such master services agreement) and (B) the Customer Locations for each Customer. Except as set forth in Section 3.31(a)-(2) of the Seller Disclosure Schedule, all Customers continue to be customers of the Company and no Customer, nor any insurance carrier or third party administrators related to such Customers, has materially reduced its business with the Company on a consolidated basis from the levels achieved during the fiscal year ended December 31, 2024. The Company has not received any written notice that any of the Customers has ceased, or intends to cease or materially change, any of the material terms (whether related to payment, price or otherwise), or to otherwise terminate or materially reduce its relationship with the Company (whether as a result of the consummation of the Contemplated Transactions or otherwise).

Section 3.32.      Material Suppliers. Section 3.32 of the Seller Disclosure Schedule sets forth the top twenty (20) suppliers of the Company (other than any insurance carriers and landlords) based on the total paid consideration to each such supplier for goods or services rendered for the Company for the 12-month period ended December 31, 2024 (collectively, the “Material Suppliers”) and the corresponding amount of such total paid consideration, which, for the avoidance of doubt, only reflects the amounts paid for services rendered to the Company and not the amounts paid for services to Seller’s Ultimate Parent or its Affiliates (other than the Company).  Except as set forth in Section 3.32 of the Seller Disclosure Schedule, all Material Suppliers continue to be suppliers of the Company and no Material Supplier has materially reduced its business with the Company on a consolidated basis from the levels achieved during the fiscal year ended December 31, 2024. The Company has not received any written notice that any of the Material Suppliers has ceased, or intends to cease or materially change any of the material terms (whether related to payment, price or otherwise), to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

Section 3.33.      Accounts Receivable; Accounts Payable

(a)            The accounts and notes receivable of the Company reflected on the Financial Statements and all accounts or notes receivable incurred or acquired by the Company since the date of the Annual Financial Statements have been valued, calculated, and recorded in accordance with GAAP (as applied in accordance with the Accounting Principles), were generated in the operation of the business, and represent valid receivables arising from bona fide sales actually made in the ordinary course of business and consistent with past practice, are collectible in accordance with the applicable Contract or terms governing such receivable (subject to any reserves set forth on the Financial Statements), and except as set forth on Section 3.33 of the Seller Disclosure Schedule, are not subject to any material valid defenses, set-offs, or counterclaims, and are not in dispute. All outstanding accounts receivable deemed uncollectible have been reserved against on the Financial Statements, as appropriate, in accordance with GAAP, except as otherwise provided in Section 3.33 of the Seller Disclosure Schedule.

(b)            All of the accounts payable have been calculated and recorded in accordance with GAAP (as applied in accordance with the Accounting Principles), except as otherwise provided in Section 3.33 of the Seller Disclosure Schedule, and all payables and other accruals of the Company reflected on the Financial Statements, or which have arisen after the date thereof and on or before the Closing Date are and will be, as applicable, accurately reflected on the books of the Company and have arisen from bona fide, arm’s-length transactions in the ordinary course of business and consistent with past practice.

Section 3.34.      Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the members, the managers and any committees of the managers of the Company, and no meeting, or action taken by written consent, of any such members, managers or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.35.      Terrorist Organizations Lists. Neither Seller, nor any of its respective Affiliates, partners, members, shareholders, owners, financing sources, employees, officers, Governing Persons, representatives, or agents is, and to the Seller’s Knowledge, neither the Seller nor the Company is associated with, a Person with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control of the Department of the Treasury (including those named on its Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001), or other governmental order.

Section 3.36.      Set-Aside. The Company does not derive, and has never derived, any revenue from any business or any contracts awarded due to any designation as, or by virtue of meeting any Person’s definition of, a “minority,” “woman-owned business,” “military veteran” or “small business” or any similar designation or other set-aside or preferential program. The Company is not party to any contract pursuant to which it has represented to any other Person that it is a “small business,” “minority owned,” “woman owned,” or “military veteran owned” or has any other similar characteristics.

Section 3.37.      Solvency. Seller is not entering into the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company or Seller. At and immediately after the Closing, and after giving effect to the Contemplated Transactions, each of Seller and the Company (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its debts as they become absolute and matured), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and will not incur debts beyond its ability to pay as they become absolute and matured.

Section 3.38.      CARES Act Representation. The Company has not (i) incurred (and is not otherwise subject to) any liabilities, obligations or indebtedness under, or pursuant to, the Paycheck Protection Program (as defined in subsection 36 of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)) and as enacted pursuant to the terms of Title I of the CARES Act), the Main Street Lending Program (established by the Federal Reserve pursuant to the CARES Act), or any other COVID Relief Program or other Governmental Authority-related lending or assistance program, (ii) received or applied for relief or funds under any COVID Relief Program, or (iii) or received or applied for forgiveness in connection with any amounts received under any COVID Relief Program. With respect to any funds or relief under any COVID Relief Program that the Company received or applied for: (w) the Company, has made all attestations, certifications or other submissions or filings required to be made in connection therewith; (x) all attestations, certifications or other submissions or filings made by or on behalf of the Company, in connection therewith (whether required or otherwise) have been truthful and in compliance with applicable Law; (y) the Company is and has been in compliance with all Laws, covenants, and other requirements in connection with any COVID Relief Program for which the Company has applied or from which the Company has received any funds or other relief; and (z) the Company has not been made the subject of or received any notice of any audit or review by any Governmental Authority or payor in connection therewith.

Section 3.39.      No Additional Representations or Warranties. Except for the representations and warranties expressly and specifically set forth in this Article 3 (as modified by the Seller Disclosure Schedules) or the other Transaction Agreements executed by Seller, the Company or any of their respective Representatives (i) none of Seller or any of its Affiliates, the Company or any of its Affiliates, nor any of their respective Governing Persons, officers, employees, controlling persons, stockholders, partners, members, advisors or other representatives, has made, or is making, any representation or warranty whatsoever to Buyer or any of its Affiliates, and (ii) no such party shall be liable in respect of the accuracy or completeness of any information (including any projections on the future performance of the Company) provided to Buyer or any of its Affiliates, or any of their respective Governing Persons, officers, employes, stockholders, partners, members, advisors or other representatives.

Article 4
Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows that each of the following statements is true and correct as of the date hereof:

Section 4.01.      Existence and Power. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted.

Section 4.02.      Authorization.

(a)            The execution, delivery and performance by Buyer of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the Contemplated Transactions are within the organizational powers of Buyer and have been duly authorized by all necessary organizational action on the part of Buyer.

(b)            This Agreement constitutes a valid, binding and enforceable agreement of Buyer and each other Transaction Agreement to which Buyer is a party, when executed and delivered by Buyer, will constitute a valid, binding and enforceable agreement of Buyer, subject, in the case of enforceability, to the Enforceability Exceptions.

Section 4.03.      Governmental Authorization. Except as set forth on Schedule 4.03, performance of this Agreement by Buyer requires no action by or in respect of, or filing with, any Governmental Authority other than any actions or filings, the absence of which would not reasonably be expected, individually or in the aggregate, to materially impair or delay Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the Contemplated Transactions.

Section 4.04.      Non-Contravention. The execution, delivery and performance by Buyer of the Transaction Agreements and the consummation of the Contemplated Transactions do not and will not (a) violate the organizational documents of Buyer; (b) assuming compliance with the matters referred to in Section 4.03, violate any applicable Law, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (c) result in the creation or imposition of any Lien on any asset of Buyer, except for any Permitted Encumbrances and with such exceptions, in the case of clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to materially impair or delay Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the Contemplated Transactions.

Section 4.05.      Financial Ability. Buyer has cash on hand or undrawn amounts immediately available under existing credit facilities sufficient for Buyer to consummate the Contemplated Transactions, including (a) paying the Purchase Price and all amounts contemplated by Section 2.09, and (b) paying all out-of-pocket expenses incurred by Buyer in connection with the Contemplated Transactions.

Section 4.06.      Solvency. Buyer is not entering into the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company. At and immediately after the Closing, and after giving effect to the Contemplated Transactions, Buyer (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its debts as they become absolute and matured), (b) will have adequate capital and liquidity with which to engage in its business, and (c) will not have incurred and will not incur debts beyond its ability to pay as they become absolute and matured.

Section 4.07.      Purchase for Investment. Buyer is purchasing the Purchased Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Interests and is capable of bearing the economic risks of such investment.

Section 4.08.      Litigation. Buyer is not a claimant or defendant in or otherwise a party to any Action concerning its business, which are in progress or, to Buyer’s knowledge, reasonably anticipated, threatened or pending by or against or concerning its business that would reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the Contemplated Transactions.

Section 4.09.      Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from any Person in connection with the Contemplated Transactions.

Section 4.10.      Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of businesses such as its acquisition of the Purchased Interests as contemplated hereunder. Based on Seller’s representations, Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer has undertaken prior to the date hereof all investigations and inquiries and has requested all documents and information as it deems necessary in connection with entry into this Agreement and the consummation of the Contemplated Transactions. Buyer agrees that it has relied upon its own inspection, examination and determination with respect to the Company and its business and without reliance upon any express or implied representations or warranties of any nature made by Seller or any of the Company or any of their respective Governing Persons, officers, employees, stockholders, partners, members, advisors or other representatives, except as specifically and expressly set forth in this Agreement or the other Transaction Agreements. Without limiting the generality of the foregoing, Buyer acknowledges that none of Seller, the Company nor any of their respective Affiliates makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company, except for the representations and warranties expressly set forth in Article 3 (as modified by the Seller Disclosure Schedules) or in the other Transaction Agreements and the information contained in the Seller Disclosure Schedules.

Section 4.11.      No Additional Representations or Warranties. Except for the representations and warranties expressly and specifically set forth in this Article 4 or the other Transaction Agreements executed by Buyer, (i) none of Buyer or any of its Affiliates, nor any of their respective Governing Persons, officers, employees, controlling persons, stockholders, partners, members, advisors or other representatives, has made, or is making, any representation or warranty whatsoever to Seller, the Company or any of its Affiliates, and (ii) no such Person shall be liable in respect of the accuracy or completeness of any information (including any projections on the future performance of the Company) provided to Seller or any of its Affiliates, or any of their respective Governing Persons, officers, employes, stockholders, partners, members, advisors or other representatives.

Article 5
Covenants

Section 5.01.      Access to Information Prior to the Closing. During the period from the date hereof through the Closing Date or the earlier termination of this Agreement in accordance with its terms, Seller shall, and shall cause the Company to, give Buyer and its Representatives reasonable access to all properties, offices, facilities, books and records and personnel of the Company and make available to Buyer such information concerning the Seller’s and the Company’s business, properties and personnel as Buyer may reasonably request and, in addition, with the prior consent of Seller (which shall not be unreasonably conditioned, delayed or withheld), Buyer and its Representatives shall be permitted to contact the Company’s customers and suppliers; provided, (a) Buyer and its representatives shall schedule all such access and visits through a designated officer of the Company and in such a way as to avoid disrupting in any material respect the normal business of the Company, (b) Seller shall be entitled to have one or more designated representatives present at all visits and be able to participate in all telephone or video conference communications, and (c) the Company shall not be required to take any action which would constitute a waiver of the attorney-client privilege. Seller shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding proviso apply. Seller shall instruct the Representatives of Seller and the Company to reasonably cooperate with Buyer in its investigation of the Company as permitted under this Agreement. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 5.02.      Further Assurances. After the Closing, Buyer shall cause the Company to, and Seller shall, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to evidence the consummation of or implement expeditiously the Contemplated Transactions. After the Closing, Seller shall execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Contemplated Transactions. Notwithstanding the foregoing, Seller shall take all actions requested by Buyer to deliver control of each Bank Account to any Person designated by Buyer.

Section 5.03.      Post-Closing Access. After the Closing, Buyer will cause the Company to, (i) maintain the books and records of the business of the Company for periods ending on or prior to the Closing Date for a period of six (6) years other than Tax records which shall be handled pursuant to Section 7.05; (ii) upon reasonable written notice and during business hours, afford to Seller and its agents reasonable access to copies of books and records for the period prior to the Closing, in each case as may be necessary to permit Seller or any of its Affiliates to perform their respective obligations under this Agreement or any Transaction Agreement or to perform or satisfy any legal, accounting or regulatory obligation relating to any period on or before the Closing Date or for any other reasonable business purpose. After the Closing, Seller will (i) maintain the books and records of the Seller to the extent they relate to the business of the Company and have not been transferred to the Buyer at the Closing for periods ending on or prior to the Closing Date for a period of six (6) years other than Tax records which shall be handled pursuant to Section 7.05; (ii) upon reasonable written notice and during business hours, afford to Buyer and its agents reasonable access to copies of books and records for the period prior to Closing, in each case as may be necessary to permit Buyer or any of its Affiliates to perform their respective obligations under this Agreement or any Transaction Agreement or to perform or satisfy any legal, accounting or regulatory obligation relating to any period on or before the Closing Date or for any other reasonable business purpose. Each shall be entitled to (at its expense) retain copies of any such books and records, in each case subject to each parties’ respective confidentiality obligations hereunder. Notwithstanding the foregoing, after the Closing, neither Buyer nor Seller shall be required to, nor shall Buyer be required to cause the Company to, provide access or disclose information to the extent that such access or disclosure would jeopardize the attorney-client privilege or contravene any applicable Law.

Section 5.04.      Public Announcements. Either party may issue a press release relating to this Agreement or the Contemplated Transactions without the consent of the other party; provided, that, the disclosing party will give the other party the right to review such press release in advance and make comments which the disclosing party will consider in good faith; provided, however, that the forgoing proviso regarding shall not apply to the extent a party is required to issue a press release or other public announcement by applicable Law, any regulatory or supervisory body or the rules of any securities exchange to which the disclosing party is subject. Notwithstanding any other provision of this Section 5.04, in no event will any of Buyer, Seller or any of their respective Affiliates publicly announce or disclose the financial terms of the Contemplated Transactions without the prior written consent of the other parties hereto unless required by a party hereto or its Affiliates to comply with applicable Law or any regulatory or supervisory body or the rules of any securities exchange to which the disclosing party is subject.

Section 5.05.      Intercompany Matters.

(a)            Prior to the Closing Date, except as contemplated by this Agreement, all intercompany accounts between Seller or any of its Affiliates, on the one hand, and the Company, on the other hand, shall be settled and paid in full (by dividend, whether actual or deemed, by capital contributions, whether actual or deemed, or otherwise), and all agreements between Seller or any of its Affiliates, on the one hand, and the Company, on the other hand, shall be terminated, in each case without further liability or obligation (contingent or otherwise) of the Company or Buyer or any of its Affiliates.

(b)            Seller shall cause all agreements related to Related Party Transactions, other than the Transition Services Agreement and those agreements listed on Section 5.05(b) of the Seller Disclosure Schedule, to be terminated on or prior to the Closing Date without any continuing liability to the Company, and shall cause the Company to settle all resulting payments arising under such terminated agreements on or before the Closing Date (and to the extent they are not actually settled they will be deemed settled and Seller will indemnify, defend, and hold harmless Buyer from the same as a Post-Closing Covenant).

Section 5.06.      Directors and Officers.

(a)            At or prior to the Closing, Seller or the Company shall purchase or cause to be purchased a non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Tail Policy”), which shall (i) be for a claims reporting or discovery period of at least six (6) years from and after the Closing with respect to any claim related to any period or time prior to the Closing, (ii) be from the Company’s current insurance carrier with respect to such coverage or an insurance carrier with the same or better credit rating, and (iii) to the extent commercially reasonable, have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing insurance coverage with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against the beneficiaries thereof by reason of their having served in such capacity that existed or occurred at or prior to the Closing (including in connection with this Agreement or the transactions or actions contemplated hereby). The cost of the D&O Tail Policy will be a Transaction Expense if not paid in full prior to the Closing.

(b)            With respect to each of the insurance policies set forth in Schedule 5.06(b) that are held by Seller and cover the Company (the “Seller Tail Policies”), Seller shall purchase, prior to the Closing (at the expense of Seller, which expense shall constitute a Transaction Expense if not paid in full prior to the Closing) and maintain after Closing, “tail” insurance coverage with respect to such Seller Tail Policies. Such tail coverage shall be in form and substance reasonably satisfactory to Buyer and each such tail policy shall have a claims period and coverage as set forth on Schedule 5.06(b) and shall contain such other terms and conditions that are not less advantageous as Seller or the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Closing (except for lack of excess layers with respect to policies other than the primary policy). Seller shall (a) provide 30 days’ advance written notice to Buyer prior to any cancellation or lapse of the Seller Tail Policies (other than any cancellation or lapse after the time required by this Section 5.06(b)), and (b) provide Buyer on an annual basis evidence that such Seller Tail Policies are maintained in full force for the time required by this Section 5.06(b). Buyer shall be solely responsible for the deductibles and retentions under the Seller Tail Policies.

Section 5.07.      Marks.

(a)            Seller Mark. Seller hereby grants to the Company and its Affiliates a non-exclusive, non-sub-licensable, royalty-free, and limited license, for no longer than 120 days after the Closing Date, to use the PIVOT ONSITE INNOVATIONS trademark (the “Seller Mark”) only to the extent necessary or reasonable to complete the transition required by this Section 5.07 so long as such use is in the same or a similar manner as used in connection with the Company in the twelve (12)-month period prior to the Closing Date (except that the Company and its Affiliates may also use the Seller Mark in relation to “formerly known as” or other such similar designations during the term of this limited license). The Company’s and its Affiliates’ use of the Seller Mark shall be in a manner that complies with all brand and other guidelines provided by Seller to Buyer prior to the date of this Agreement in relation to the Seller Mark. Buyer and its Affiliates (including, after the Closing, the Company) acknowledge that, other than with respect to the phrase “ONSITE INNOVATIONS” not together with “PIVOT”, (i) Seller is and shall remain the exclusive owner of the Seller Mark, including the goodwill and reputation symbolized thereby, (ii) Company’s and its Affiliates use of the Seller Mark and all associated goodwill inures to the sole benefit of Seller, (iii) nothing contained herein shall constitute an assignment of ownership of the Seller Mark, (iv) Seller grants to the Company and its Affiliates only those license rights specifically granted under this Section 5.07 with respect to the Seller Mark, and (v) any rights with respect to the Seller Mark not expressly granted by this license shall not be implied.

(b)            As promptly as practicable after the Closing, and no later than the conclusion of the limited license granted in this Section 5.07, Buyer shall, and shall cause the Company to, (i) remove the Seller Mark and references thereto from all logos, signs, clothing, promotional, sales or marketing materials, websites, social media accounts, uniforms, stationary, office forms, manuals, and other documents or items used by the Company; (ii) destroy or dispose of all documents and items in its possession or under its control bearing the Seller Mark; and (iii) cease using, anywhere in the world, the Seller Mark or any other reference to “PIVOT”, any stylized variations, logos and designs used in connection with the foregoing, any variation or derivative of any of the foregoing, or any names, trademarks, logos or designs confusingly similar to any of the foregoing (other than with respect to the phrase “ONSITE INNOVATIONS” not together with “PIVOT” and other than as necessary to indicate Company’s previous ownership by or affiliation with Seller or similar factual matters, solely to identify Seller as it existed prior to the Closing Date using the Seller Mark). Buyer and its Affiliates (including, after the Closing, the Company) agree that they will not contest Seller’s ownership and exclusive rights in the Seller Mark. Buyer and its Affiliates (including, after the Closing, the Company) agree not to register, or cause to have registered in any country whatsoever, the Seller Mark.

(c)            Company Mark. Buyer, on behalf of the Company, hereby grants to Seller and its Affiliates a non-exclusive, non-sub-licensable, royalty-free, and limited license, for no longer than 120 days after the Closing Date, to use the ONSITE INNOVATIONS (the “Company Mark”) as part of the Seller Mark and otherwise only to the extent necessary or reasonable to complete the transition required by this Section 5.07 so long as such use is in the same or a similar manner as used in connection with the Company in the twelve (12)-month period prior to the Closing Date (except that the Seller and its Affiliates may also use the Company Mark in relation to “formerly known as” or other such similar designations during the term of this limited license). The Seller and its Affiliates’ use of the Company Mark shall be in a manner that complies with all brand and other guidelines provided by Buyer in relation to the Company Mark. Seller and its Affiliates acknowledge that, (i) Buyer is and shall remain the exclusive owner of the Company Mark, including the goodwill and reputation symbolized thereby, (ii) Seller or its Affiliates’ use of the Company Mark and all associated goodwill inures to the sole benefit of Buyer, (iii) nothing contained herein shall constitute an assignment of ownership of the Company Mark, (iv) Company grants to Seller and its Affiliates only those license rights specifically granted under this Section 5.07 with respect to the Company Mark, and (v) any rights with respect to the Company Mark not expressly granted by this license shall not be implied.

(d)            As promptly as practicable after the Closing, and no later than the conclusion of the limited license granted in this Section 5.07, Seller shall, and shall cause its Affiliates to, (i) remove the Company Mark and references thereto from all logos, signs, clothing, promotional, sales or marketing materials, websites, social media accounts, uniforms, stationary, office forms, manuals, and other documents or items used by Seller; (ii) destroy or dispose of all documents and items in its possession or under its control bearing the Company Mark; and (iii) cease using, anywhere in the world, the Company Mark or any other reference to “ONSITE INNOVATIONS”, any stylized variations, logos and designs used in connection with the foregoing, any variation or derivative of any of the foregoing, or any names, trademarks, logos or designs confusingly similar to any of the foregoing (other than as necessary to indicate Seller’s previous ownership of Company or similar factual matters solely to identify Company as it existed prior to the Closing Date using the Company Mark). Seller, on behalf of itself and its Affiliates, agrees that they will not contest the Company’s ownership and exclusive rights in the Company Mark. Seller, on behalf of itself and its Affiliates, agree not to register, or cause to have registered in any country whatsoever, the Company Mark.

Section 5.08.      Non-Solicitation; Non-Competition.

(a)            During the Restricted Period, Seller shall not, and shall cause its Restricted Affiliates not to (Seller and its Restricted Affiliates each, a “Restricted Person”), directly or indirectly (including, without limitation as an operator, employer, consultant, agent, employee, independent contractor, principal, partner, member, manager, Governing Person, officer, lender, trustee, stockholder or investor): (i) engage in, participate in or provide (or assist, have an interest in or consult with any Person (other than Buyer or its Affiliates) engaged in, participating in or providing) the Restricted Activities in the Restricted Territory, (ii) call on, contact, induce, solicit or do business with any Covered Customer for purposes of engaging in the Restricted Activities within the Restricted Territory, or (iii) have an equity interest in any Person that engages in the Restricted Activities in the Restricted Territory; provided, that Seller and its Restricted Affiliates may at any one time hold a passive investment of less five percent (5%) in the aggregate of the outstanding ownership interests of a Person that is engaged in the Restricted Activities in the Restricted Territory.

(b)            During the Restricted Period, Seller shall not, and shall cause its Restricted Affiliates not to, solicit or hire any employees or independent contractors of (i) the Company, or (ii) Buyer or its Affiliates (other than the Company) who, in the case of Buyer and its Affiliates other than the Company, Seller first learned of or had contact with in connection with or as a result of the Contemplated Transactions (each of whom is listed on Schedule 5.08(b), to leave the employ of Buyer or its Affiliates (including the Company), as applicable, or violate the terms of their contracts, or any employment arrangements, with Buyer or its Affiliates (including the Company), as applicable; provided, that nothing in this Section 5.08(b) shall prohibit Seller or its Restricted Affiliates from (1) soliciting (but not hiring) any employee or independent contractor as a result of a general solicitation to the public or general advertising, including through internet job postings or the use of a search firm or other employment agency (so long as not specifically directed by Seller or its Affiliates at such employees or independent contractors), (2) soliciting or hiring any individual whose employment or engagement with Buyer and its Affiliates (including the Company) commenced after the Closing Date or has been terminated for at least six (6) months at the time of such solicitation or hiring, (3) six (6) months following the Closing, hiring (but not soliciting, other than pursuant to a solicitation that is permitted under clause (1) or (2) above) any independent contractor or non-executive employee, (4) two (2) years following the Closing, soliciting any independent contractor or non-executive employee, or (5) engaging the Key Personnel party to the Consulting Agreement as a consultant to Seller or its Restricted Affiliates so long as such consulting work does not violate Section 5.08(a) or constitute a Restricted Activity. For purposes of this Section 5.08, the executive employees of the Company are those employees with a title of “Vice President” and above, each of whom as of the date hereof is listed on Section 5.08(b)-2 of the Seller Disclosure Schedule, which schedule shall be updated by Seller at and as of the Closing Date.

(c)            During the Restricted Period, Seller shall not (and shall cause its Restricted Affiliates not to) directly (or through any other Person or entity) make any statements (whether orally or in writing, in any forum or through any medium of communication) that disparage, denigrate or malign the Company or any of its employees, businesses, activities, operations, products, services or reputation.

(d)            Seller expressly acknowledges that each Restricted Person has knowledge of certain business methods, trade secrets and other proprietary information in connection with the business of the Company. Seller expressly acknowledges and agrees that the Confidential Information (as hereinafter defined) is proprietary and confidential, and if any of the Confidential Information was imparted to, or became known by, any Persons engaging in a Restricted Activity, such disclosure would result in hardship, loss, irreparable injury and damage to Buyer and any Affiliate of Buyer (including after the Closing, the Company), the measurement of which may be difficult, if not impossible, to determine. Accordingly, Seller expressly agrees that Buyer has a legitimate interest in protecting the Confidential Information and its and its Affiliates’ business goodwill, that it is necessary for Buyer to protect its businesses and the businesses of its Affiliates from such hardship, loss, irreparable injury and damage, that the covenants contained in this Section are a reasonable means by which to accomplish those purposes and that violation of any of the protective covenants contained herein shall constitute a breach of trust and is grounds for appropriate legal Action for damages, enforcement, and/or injunction. Notwithstanding the foregoing, neither this Section 5.08(d) nor Section 5.08(f) shall apply to any information that (i) is publicly available through no fault of Seller or their respective Affiliates or the party in possession of such information, (ii) has been lawfully obtained after the Closing from a third party without breach of the restrictions set forth in this Section 5.08(d) or another legal, contractual or fiduciary obligation, or (iii) solely to the extent it doesn’t relate to the Restricted Activities or the Company’s business, has been independently developed by Seller or its Affiliates without reference to Confidential Information.

(e)            For purposes of this Agreement, the term “Confidential Information” includes all information or documentation, whether written or oral, related to, owned or created by or in conjunction with the Company’s business (including any such items created by the Company, Seller or any Business Employee), Buyer, any Affiliate of Buyer or their respective operations or assets, including, by way of illustration and not by way of limitation: (i) Customer Data, client protocols, service packages and lists containing the names of patients, customers, employees, principals, providers, payors and suppliers of the Company, its business, Buyer or any of their Affiliates; (ii) the past, present, and prospective methods, procedures and techniques utilized in identifying prospective referral sources, patients, customers, providers, payors and suppliers and in soliciting the business thereof; (iii) the methods, procedures and techniques used in the operation of the Company, its business or Buyer’s or any of their Affiliate’s business, including the methods, procedures and techniques utilized in marketing, pricing, applying, and delivering occupational health products and services; and (iv) compilations of information, records and processes, as well as service packages, which are used in the operation of the Company, its business, or Buyer’s or any of their Affiliate’s business. “Customer Data” means all data and information regarding Customers, including, without limitation, customer lists, customer contact information, protocols, service packages and pricing.

(f)            Seller acknowledges that the Confidential Information gives Buyer and the Company an advantage over their competitors and that the same is not available to, or known by, Buyer’s competitors or the general public. Seller acknowledges that the Company has devoted, and Buyer will devote, substantial time, money and effort in the development of the Confidential Information and in maintaining the proprietary and confidential nature thereof. During the Restricted Period, Seller agrees to use its reasonable best efforts and to exercise utmost diligence to protect and safeguard any of the Confidential Information that is known to Seller or any of its Restricted Affiliates or that at any time is in Seller’s or any of its Restricted Affiliate’s possession. Except as required by applicable Law or a court order, from and after the Closing, Seller agrees that neither it nor any other Restricted Person will, directly or indirectly, disclose, disseminate or distribute to another, or induce any other Person to disclose, disseminate or distribute, any Confidential Information, directly or indirectly, either for such Restricted Person’s own benefit or for the benefit of another Person, whether or not acquired, learned, obtained or developed by a Restricted Person alone or in conjunction with others, and neither Seller nor any other Restricted Person will, directly or indirectly, use or cause to be used any Confidential Information in any way except as directed by Buyer. Seller acknowledges and agrees that all Confidential Information, whether prepared by the Company, any other Restricted Person or otherwise, shall remain the exclusive property of Buyer or its Affiliates (including the Company) after the Closing. If after Closing, any computer equipment, electronic hardware, or other item of personal property in the possession of Seller or any other Restricted Person, contains any Confidential Information, such Person shall promptly notify Buyer to such effect, and at such Person’s election, shall either return the Confidential Information to Buyer or destroy the Confidential Information (and shall certify such destruction in writing by an authorized officer of such Person). Notwithstanding the immediately preceding sentence, the applicable Seller or other Restricted Person shall be permitted to retain (i) copies of the Confidential Information to the extent required to comply with applicable Laws or Governmental Authority, and (ii) data or electronic records containing Confidential Information created pursuant to standard automatic archiving and backup procedures to the extent such information cannot practicably be retrieved or deleted; provided that in each case any such Confidential Information so retained shall remain subject to the confidentiality and nonuse obligations of this Agreement for so long as such Confidential Information is so retained. If Seller or any other Restricted Person is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Person shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed, provided that such Person shall use reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The restrictions set forth in this Section 5.08(f) are in addition to, and not in limitation of, the provisions of any employment agreement (including the Employment Agreements, the Consulting Agreement, the Release and Restrictive Covenant Agreement and the Release Agreements) or other agreement entered into between the applicable Restricted Person and Buyer or an Affiliate (including the Company) of Buyer effective at Closing.

(g)            Each covenant in this Section 5.08 shall be construed as an agreement that is independent of any other provision of this Agreement and, unless otherwise expressly set forth herein, each such covenant shall survive the Closing of the transactions contemplated by this Agreement. The existence of any claim or cause of action of a Seller or any other Restricted Person against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of each of the covenants set forth in this Section 5.08.

(h)            If any Restricted Person violates any of covenants set forth in this Section 5.08 and Buyer or any of its Affiliates (including the Company) brings legal Action for injunctive or other relief hereunder, Buyer shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full Restricted Period of the protective covenants contained in this Section 5.08. Accordingly, the Restricted Period will be extended against the breaching party for any time period such party is in any breach of this covenant and has not cured the breach.

(i)            Seller agrees that the breach or attempted breach of any Restricted Person’s obligations under this Section 5.08 may cause irreparable injury to Buyer and that any remedy at law may alone be inadequate. Seller therefore agrees, in addition to any other relief, that Buyer and its Affiliates (including the Company) will be entitled to injunctive and other equitable relief in case of any such breach or attempted breach. Seller expressly waives, on behalf of themselves and each Restricted Person, any requirement that Seller or other Restricted Person could assert for the securing or posting of any bond in connection with the obtaining of such injunctive or other equitable relief.

(j)            If any of the restrictions set forth in this Section 5.08 are adjudicated by a court of competent jurisdiction to be excessively broad, those restrictions determined to be excessively broad shall be reduced to the minimum extent necessary to make such restrictions enforceable, and the restrictions shall be enforced subject to such reduction. Any provision of this Section 5.08 not so reduced shall remain in full force and effect as written.

(k)            Each of Buyer’s Affiliates, including, after the Closing, the Company is an express third-party beneficiary of this Section 5.08 with rights to enforce the same.

Section 5.09.      Commercially Reasonable Efforts; Written Consents Under Material Contracts and Required Government Consents. Subject to the terms and conditions set forth herein and to applicable Laws, each of the parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including the satisfaction of their respective conditions set forth in Article 8; provided, that nothing in this Section 5.09 shall be construed to require a party to waive any condition set forth in Article 8. Without limiting the generality of the foregoing, Seller shall use its commercially reasonable efforts to obtain as promptly as practicable any necessary consents, approvals, waivers and authorizations of, actions or non-actions by, and make, as promptly as reasonably practicable, all necessary filings and submissions with, any third party or Governmental Authority in connection with the Contemplated Transactions (including under the Required Government Consents and any Material Contracts, including the Required Consents); provided, that in no event shall Seller or the Company be obligated following Closing to pay any fee, penalty or other consideration, or modify any Contract, to obtain any consent, approval, clearance, order, waiver or authorization in connection with the Contemplated Transactions under any Contract except for payments which any third party requires to grant the Required Consents (the “Required Consent Payments”), which Seller must pay or cause the Company to pay in any amount not to exceed $50,000. Prior to the Closing, Seller and Seller’s Ultimate Parent shall use its commercially reasonable efforts to cause the Contract listed on Schedule 5.09 to be appropriately segmented and assigned to the Company on terms satisfactory to Buyer in its reasonable discretion.

Section 5.10.      Specified Closing Condition. Promptly following the execution of this Agreement, Buyer and Seller shall follow the procedures set forth in Schedule 5.10 with respect to pursuing the Specified Closing Condition for the Specified Required Consent Contract.

Section 5.11.      No Solicitation. From the date of this Agreement through the Closing, Seller shall not, and Seller shall not permit the Company or any of their respective Affiliates, Governing Persons, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information or assistance to, any Person or group of Persons (other than Buyer or its Affiliates) concerning any merger, sale of assets or sale of equity of, or similar transaction involving, the Company, except for the sale of inventory in the Ordinary Course of Business.

Section 5.12.      Advice of Changes. Each of the parties shall promptly advise the others of (a) to the extent permitted by Law, any written notice or other communication from any Governmental Authority in connection with the Contemplated Transactions, (b) any Actions commenced, or to such party’s knowledge, threatened in writing, against Seller, the Company or any of its Subsidiaries or Buyer, as applicable, that are related to the Contemplated Transactions and (c) any fact, change, event or circumstance known to such party, any breach, inaccuracy or misrepresentation of a representation or warranty of such party set forth in this Agreement or any breach or non-performance of a covenant, agreement or other obligation of such party set forth in this Agreement (i) that has had or would reasonably be expected to have, either individually or in the aggregate with all other such matters, in the case of Seller, a Material Adverse Effect or, in the case of Buyer, a material and adverse effect on the ability of Buyer to consummate the Contemplated Transactions, or (ii) which it believes would or would be reasonably expected to cause a condition to Closing set forth in Article 8 to not be satisfied. In no event shall (x) the delivery of any notice by a party pursuant to this Section 5.12 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by Seller or Buyer be deemed to amend or supplement the Seller Disclosure Schedule, or constitute an exception to any representation or warranty.

Article 6
Employee Matters

Section 6.01.      Continued Employment of Business Employees. As of the Closing Date, Buyer shall continue to employ all Company employees who are employed with the Company as of the Closing (the “Continuing Employees”); provided, however, the nothing in this Article 6 shall prohibit Buyer (or any of its Affiliates) from terminating any Company employee at any time or for any reason, with or without cause. Buyer shall have the sole right with respect to establishing all terms and conditions relating to the employment or engagement of any Continuing Employee; and nothing shall obligate Buyer to continue to employ or engage any Continuing Employee for any length of time.

Section 6.02.      Maintenance of Compensation and Benefits. For at least the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (the “Continuation Period”), Buyer shall (or shall cause its Affiliates to) provide each Continuing Employee the pay and benefits provided to similarly situated employees of Buyer (or its Affiliates) (excluding any equity or equity-based compensation, non-qualified deferred compensation). Notwithstanding the foregoing, except to the extent prohibited by applicable Law, effective as of Closing, each Continuing Employee shall continue participation in the applicable Seller Benefit Plans covering such Continuing Employee during the period commencing on the Closing Date and ending on January 1, 2026 pursuant to the Transition Services Agreement, unless Buyer provides the Continuing Employees with eligibility to participate in an Employee Benefit Plan established or maintained by Buyer or its Affiliates (each, a “Buyer Benefit Plan”) at any time prior to January 1, 2026, in which case, Buyer’s obligations pursuant to the immediately preceding sentence shall apply with respect to such Buyer Benefit Plan made available to Continuing Employees during the period commencing on January 1, 2026 (or such earlier date) and ending on the first anniversary of the Closing Date. Without limiting the generality of the foregoing, as of the Closing Date, the Continuing Employees will cease participation in any severance plan or policy maintained by Seller (or an Affiliate) and commence participation in a severance plan or policy maintained by Buyer (or an Affiliate).

Section 6.03.      Service Credit. Buyer shall (or shall cause its Affiliates to) grant each Continuing Employee, to the extent still employed by the Company or the Buyer (or one of their respective post-Closing Affiliates) on the relevant Benefit Transfer Date for such plan, full credit for all prior service with the Company or Seller or any of their respective Affiliates, or any of their respective predecessors, for the purpose of eligibility under Buyer’s group health plan, eligibility with respect to paid time off, and eligibility and vesting only under Buyer’s defined contribution retirement plan, in each case to the same extent such service was recognized by the Company or Seller immediately prior to the Benefit Transfer Date under the comparable Seller Benefit Plan or Company Benefit Plan and indicated in the records of the Company, and to the extent allowed under applicable Law and the applicable Buyer Benefit Plan; provided, however, such service shall not be required to be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Seller Benefit Plan or Company Benefit Plan.

Section 6.04.      Paid Time Off. Buyer shall (or shall cause its Affiliates to) permit the Continuing Employees to carry over all of their respective unused paid time off as of the Closing Date provided that Seller shall PTO Costs shall be treated as Closing Indebtedness, as set forth in this Agreement.

Section 6.05.      Seller Benefit Plans. As of the date or dates set forth in the Transition Services Agreement (the “Benefit Transfer Date”), each Continuing Employee shall cease participation in the Seller Benefit Plans and commence or continue participation in the health and welfare benefit plans maintained by Buyer and its Affiliates (which, for the avoidance of doubt, after the Closing shall include the Company Benefit Plans). Seller shall be responsible for providing benefits in respect of claims incurred under a Seller Benefit Plan for Continuing Employees and their beneficiaries and dependents prior to the Closing Date. Benefits in respect of all welfare plan claims incurred by Continuing Employees on or after the Benefit Transfer Date shall be provided by Buyer and its Affiliates.

Section 6.06.      Pre-Closing Agreements. Seller (or one of its Affiliates) shall retain all liabilities and obligations under the bonus agreements set forth in Schedule 6.06(a) (each, a “Bonus Agreement”) and the employment agreements set forth on Schedule 6.06(b) (each, a “Pre-Closing Employment Agreement”; the Pre-Closing Employment Agreements together with the Bonus Agreements, the “Pre-Closing Agreements”). Seller (or one of its Affiliates) shall make all payments under each Pre-Closing Agreement when due under the terms of the agreement and shall be responsible for all employment taxes and withholding and reporting obligations. Seller shall indemnify Buyer and its Affiliates for any costs or expenses (including reasonable attorneys’ fees) related to any claims arising from the Pre-Closing Agreements, including, without limitation, any disputes or claims over non-payment as a breach of a Post-Closing Covenant.

Section 6.07.      WARN Act. Buyer shall be solely responsible for and assume all liabilities for the provision of notice or payment in lieu of notice and any applicable penalties under the Worker Adjustment and Retraining Notification Act or any similar applicable Law (collectively, “WARN Act”) arising as a result of the actions of Buyer, the Company or their Affiliates after the Closing Date. Seller shall be solely responsible for and assume all liabilities for the provision of notice or payment in lieu of notice and any applicable penalties under the WARN Act or arising as a result of the actions of Seller or the Company on or before the Closing Date.

Section 6.08.      Workers’ Compensation. Buyer shall be solely responsible for any liability with respect to workers’ compensation or similar workers’ protection claims that exceed the workers compensation policy with respect to any Continuing Employee with respect to injuries occurring on or after the Closing.

Section 6.09.      No Third-Party Beneficiaries. Without limiting the generality of Section 10.08, nothing in this Article 6, express or implied, (a) is intended to or shall confer upon any Person other than the parties hereto, including any Continuing Employee or other Company employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (b) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement maintained or sponsored by Seller, Buyer or the Company or any of their respective Affiliates; or (c) shall create any obligation on the part of Seller, Buyer or any of their respective Affiliates to employ the Company employees for any period following Closing.

Section 6.10.      Compliance Notification. For a period of three years after the Closing, Seller and its Restricted Affiliates shall promptly notify Buyer (a) to the extent permitted by Law, upon Seller or any such Restricted Affiliate’s receipt of any written notice or other communication from any Governmental Authority in connection with, or related to, the Company, (b) if any Actions are commenced or threatened in writing, against Seller, and any such Restricted Affiliate or the Company that are related to the Company or the Company’s business, and (c) promptly upon becoming aware of any potential compliance related issues with respect to the Company, including with respect to patient privacy or confidentiality, improper distribution or handling of Protected Health Information (PHI) whether electronic or physical, or workplace safety concerns including OSHA related matters. Notwithstanding the foregoing, no breach of this Section 6.10 shall be deemed a breach of a Post-Closing Covenant unless such breach was knowing.

Article 7
Tax Matters

Section 7.01.      Buyer Tax Covenants. Buyer covenants that it will not cause or permit the Company or any Affiliate of Buyer to make or change any Tax election under Treasury Regulations Section 301.7701-3 that would be effective on or before the Closing Date with respect to the Company, in each case without the prior written consent of Seller.

Section 7.02.      Approval of Tax Actions. Until the date that the Closing Purchase Price is finally determined pursuant to Section 2.11 (or, if later, and solely with respect to any Tax matters identified in Schedule 10.17(a)(i), the date of expiration of any Buyer liability with respect to any such matters pursuant to Section 10.17), with respect to any Tax period of the Company ending on or prior to the Closing Date, Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing, the Company) to file, amend or modify any Tax Return of the Company, or settle or compromise any audit, Action or other proceeding with respect to material Taxes, in each case, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed). Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing, the Company) to make a voluntary disclosure to a Governmental Authority with respect to any material Tax or Tax Returns of the Company for any Pre-Closing Tax Period without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed); provided that Buyer (and its Affiliates) shall not be prohibited from making such a voluntary disclosure to a Governmental Authority to the extent such disclosure (a) directly relates to an audit, review, investigation or similar proceeding initiated by such Governmental Authority or (b) would not reasonably be expected to (i) result in a reduction in the Closing Purchase Price pursuant to Section 2.11 or (ii) give rise to Buyer liability with respect to any Special Indemnified Matters pursuant to Section 10.17; provided, further, that any material Buyer (or Affiliate) Tax actions in connection with or arising out of any such voluntary disclosure shall be subject to the Third-Party Claim procedures of Section 10.17, to the extent otherwise applicable, and any filing, amendment or modification of any Tax Returns in connection therewith shall be subject to the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed) to the extent such action would give rise to a reduction in Closing Purchase Price or Buyer liability pursuant to Section 10.17.

Section 7.03.      Transfer Taxes. All Transfer Taxes shall be borne equally by Seller, on the one hand, and by Buyer, on the other hand, when due. The party required by applicable Law to file a Tax Return with respect to Transfer Taxes shall timely prepare and file (with the other party’s cooperation) such Tax Return. Buyer and Seller each agree to timely sign and deliver (or cause their Affiliates to timely sign and deliver) such certificates or forms as may be necessary or appropriate and otherwise to reasonably cooperate to establish any available exemption from or reduction in Transfer Taxes payable hereunder.

Section 7.04.      Tax Sharing. Seller shall cause any and all existing Tax Sharing Agreements between the Company, on the one hand, and Seller or any of its Affiliates, on the other hand, to be terminated as of the Closing Date, such that after such date neither the Company, Seller nor any Affiliate of Seller shall have any further rights or liabilities thereunder.

Section 7.05.      Cooperation on Tax Matters. Buyer and Seller shall, and shall cause their respective Affiliates (including, in the case of Buyer, the Company after the Closing Date) to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return of the Company or the conduct of any audit, Action or other proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or the conduct of any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree, and agree to cause their respective Affiliates (including, in the case of Buyer, the Company after the Closing Date) to (i) retain all books and records in their possession with respect to Tax matters pertinent to the Company for Tax periods beginning prior to the Closing Date until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority and (ii) use commercially reasonable efforts to provide the other party with at least 30 days’ prior written notice before destroying any such books and records, during which period the party receiving the notice can elect to take possession, at its own expense, of such books and records. For the avoidance of doubt, no provision in this Agreement shall be construed as providing Buyer (and Buyer shall not have) any right to review any Tax Return (or related documentation) of Seller or any of its Affiliates (other than the Company), or of any consolidated, combined, unitary or similar group of which Seller or any of its Affiliates is a member.

Section 7.06.      Allocation. Buyer and Seller agree that, for U.S. federal (and any applicable state or local) income Tax purposes the Closing Purchase Price, together with any other amounts required to be taken into account for income Tax purposes, shall be allocated by Buyer and Seller among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and the agreed upon principles set forth on Schedule 7.06 (the “Allocation Schedule”). Buyer and Seller agree to: (i) be bound by the Allocation Schedule; (ii) prepare and file, and cause their respective Affiliates to prepare and file, all Tax Returns (including IRS Form 8594) in a manner consistent with the Allocation Schedule; and (iii) take no position, and cause its respective Affiliates to take no position, inconsistent with the Allocation Schedule in any Tax Return or any audit or investigation unless required to do so by a “determination” as defined in Section 1313 of the Code.

Section 7.07.      Straddle Period. In the case of any Straddle Period, the amount of Taxes of the Company allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be: (i) in the case of any Taxes other than sales or use taxes, value added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (ii) in the case of any sales or use taxes, value added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, the amount of any such Taxes shall be determined as if such Tax period ended on and included the Closing Date (for the avoidance of doubt, franchise taxes (including margin taxes) shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise tax).

Article 8
Interim Covenants; Conditions to Closing

Section 8.01.      Conduct of the Parties Prior to Closing.

(a)            Except (i) to the extent required by applicable Law, (ii) as otherwise permitted or required by this Agreement, (iii) as set forth in Section 8.01 of the Seller Disclosure Schedule or (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof to the Closing Date, the Company shall, conduct its business and operations in the Ordinary Course of Business, and (w) use commercially reasonable efforts to maintain its assets and properties and to preserve its current relationships and goodwill with customers, employees, suppliers, Governmental Authorities and others having business dealings with it, (x) maintain its books and records in the Ordinary Course of Business, (y) use commercially reasonable efforts to keep available the services of its current officers, employees, contractors, and consultants, and (z) use commercially reasonable efforts to preserve the goodwill and ongoing operations of its business, in each case, with the intention that its goodwill and ongoing business will not be materially impaired on, and following, the Closing Date. Nothing in this Section 8.01 or otherwise in this Agreement shall limit or restrict the ability of the Company to use Cash held by the Company to make distributions to Seller prior to the delivery of the Preliminary Closing Statement pursuant to Section 2.04 using whatever means available including dividends, intercompany transfers or other distributions, it being understood that no such distributions shall be made following the time periods covered by the calculations set forth in the Preliminary Closing Statement unless accounted for in the Preliminary Closing Statement.

(b)            Notwithstanding Section 8.01(a), except (i) to the extent required by applicable Law, (ii) as otherwise permitted or required by this Agreement, (iii) as set forth in Section 8.01 of the Seller Disclosure Schedule or (iv) as consented to in writing by Buyer (which consent may be given or withheld in Buyer’s sole discretion), during the period from the date hereof to the Closing Date, the Company shall not (and Seller shall not permit the Company to):

(i)            modify or amend any of the Company’s Governing Documents;

(ii)           issue, transfer, or authorize the issuance or transfer of, any of its Equity Interests;

(iii)          split, combine, redeem or reclassify, or purchase or otherwise acquire any of its Equity Interests;

(iv)          declare or pay any non-cash dividend or make any non-cash distribution in respect of any of its Equity Interests or purchase or redeem any of its Equity Interests;

(v)           incur any Indebtedness, except, in the case of Indebtedness which is not Indebtedness for borrowed money only (x) Indebtedness incurred in the Ordinary Course of Business, (y) capital or finance leases (that are governed by Section 8.01(a)(xvii)), or (z) as listed in Section 8.01(b)(v) of the Seller Disclosure Schedule;

(vi)          (w) amend or modify in any material respect, or consent to the termination of (other than at its stated expiration date), or waive any provisions of, any Material Contract or Contract with any Covered Customer, other than Customer Contracts or Contracts with Covered Customers in the Ordinary Course of Business, (x) enter into any Contract (other than real property leases solely restricting the use of the leased real property) that purports to limit, curtail or restrict the kinds of businesses which it may conduct, or the geographic areas in which, or the Persons with whom, it can compete, (y) enter into any Contract that would have been a Material Contract if it were entered into on or prior to the date of this Agreement, other than Customer Contracts or Contracts with Covered Customers in the Ordinary Course of Business, or (z) enter into any Contract that contains a “change in control” or similar provision in favor of the other party or parties thereto that would require a payment to or give rise to any rights to such other party or parties in connection with the consummation of the Contemplated Transactions (including in combination with any other event or circumstance);

(vii)         assign, novate, or otherwise transfer any Contract or other relationship with a Covered Customer, or any Person who would otherwise be a Covered Customer if not so transferred, to any Person;

(viii)        acquire by merging or consolidating with, or by purchasing a substantial Equity Interest in or substantial portion of the assets of, any Person or business, or a division thereof;

(ix)          divest, sell or otherwise dispose of, abandon or permit to lapse, or encumber any of its material assets (including Equity Interests), other than the sales of inventory or replacement of equipment in the Ordinary Course of Business;

(x)           adopt a plan or agreement of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other material reorganization;

(xi)           amend or terminate any material Company Benefit Plan, or establish or adopt any plan, arrangement or agreement that would be a Company Benefit Plan (including without limitation any change of control, retention, deferred compensation, equity or equity-based or severance plan, program or arrangement) if it were in effect on the date hereof, except to the extent required by Law;

(xii)          except as required by the terms of any Company Benefit Plan or Seller Benefit Plan as in effect as of the date of this Agreement and listed on Section 3.18(a) of the Seller Disclosure Schedule, increase the rate of compensation, commission, bonus opportunity, or other direct or indirect remuneration or other benefits payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment, severance or other compensation to any current or former employee or individual consultant of the Company, other than increases in base salary or hourly wages in the Ordinary Course of Business for non-officer employees with an annualized base salary under $100,000 that do not exceed 10% per employee or except with respect to new hires with an annualized base salary under $100,000, in each case, that are not material, in the aggregate, to the Company;

(xiii)         hire or terminate (other than for cause) or provide notice of termination (other than for cause) to (A) any officer or (B) any other employee, or consultant of the Company whose aggregate annualized compensation is expected to exceed $100,000, except for substantially similar positions and open positions as of the Signing Date at substantially similar salaries;

(xiv)        change or make any material Tax election, file or cause to be filed any material amended Tax Return, settle or compromise any material federal, state, local or non-U.S. Tax liability or agree to extend the statute of limitations in respect of any material amount of Taxes, except any state tax returns being amended to conform with an amended federal tax return filed prior to the date of this Agreement;

(xv)         increase the amount reserved for, or reserve any new amounts for, payment of any contingent Tax liability except as required by GAAP;

(xvi)        change its accounting methods, policies or procedures, except to the extent required to conform with GAAP, or change any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve;

(xvii)       enter into any lease that would be categorized as a capital or finance lease under GAAP, other than in the Ordinary Course of Business;

(xviii)      except as permitted in Section 8.01(a)(vii), make any loan, advance or capital contribution to, or investment in, any Person, except for advances and loans to employees that individually and in the aggregate are not material, and intercompany contributions, in each case in the Ordinary Course of Business;

(xix)        waive or cancel any material claim or right, account receivable or trade account outside of the Ordinary Course of Business in excess of $50,000 in the aggregate;

(xx)         enter into any commitment for capital expenditures in excess of $50,000 in the aggregate;

(xxi)         make any material change in its trade payables and trade receivables and other credit, collection and payment policies, including without limitation (A) acceleration of collections or receivables (including through the use of discounts for early payment, requests for early payment or otherwise) and (B) failure to pay payables when due or delay in payment of payables compared to past practices (including continuation of past practices with respect to early payment of payables to obtain the benefit of any payment discounts);

(xxii)        settle any proceedings or claims, or threatened proceedings or claims, that (A) that requires any payment that will remain unsatisfied as of the Reference Time in excess of $50,000 in the aggregate, other than malpractice claims fully covered by insurance, (B) imposes any material limitation on the conduct of the Company or (C) affects or would reasonably be expected to affect the ability to consummate the Contemplated Transactions;

(xxiii)       cancel, materially reduce or terminate any contract for insurance or fail to use commercially reasonable best efforts to cause its current insurance policies or any of the coverage thereunder not to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xxiv)      enter into a Contract or engage in any transaction with a Company Related Party outside the Ordinary Course of Business;

(xxv)       change its fiscal year;

(xxvi)       cease to operate any material line of business, enter into any new material line of business or enter into any agreement or commitment that materially limits or otherwise materially restricts the Company or its Affiliates, including, following the Closing, Buyer and its Affiliates;

(xxvii)     waive or release any (i) noncompetition, non-solicitation, noninterference, non-disparagement or other analogous restrictive covenant obligation of any current or former employee of the Company or any of the Key Personnel, or (ii) nondisclosure or other analogous restrictive covenant obligation of any current or former employee or Governing Person of the Company or any of the Key Personnel;

(xxviii)     abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any Permits;

(xxix)       cause or permit any employee or independent contractor of the Company to become employed or engaged by the Seller or any of its Affiliates (other than the Company) at the Closing; or

(xxx)        authorize, agree, resolve or consent to any of the foregoing.

(c)            Notwithstanding anything in this Agreement to the contrary, (i) from the Reference Time until the Closing, neither the Company or Seller shall take any action, including the payment of any dividend or distribution, that would have resulted in a decrease to the Estimated Closing Purchase Price had such action been taken at or prior to the Reference Time and (ii) in the event that any such action shall have been taken during such period notwithstanding the foregoing prohibition, the amount of such decrease shall be deemed to constitute additional Indebtedness for purposes of the determination of the Adjustment Amount pursuant to Section 2.11 so as to put the parties in the same economic position as if such action had been taken prior to the Reference Time. Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Company prior to the Closing Date. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations. Notwithstanding anything to the contrary in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 8.01 or elsewhere in this Agreement to the extent that the requirement of such consent would violate or conflict with applicable Law.

Section 8.02.      Conditions to All Parties’ Obligations. The obligations of the parties to consummate the Closing are subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the parties to the extent permitted by Law):

(a)            No Injunction. No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, legal restraint or prohibition (whether temporary, preliminary or permanent), or initiated any proceeding (collectively, the “Restraints”), in any case which is in effect and which enjoins, prevents or prohibits, or makes illegal, the consummation of the Closing or the Contemplated Transactions.

(b)            Governmental Approvals. All material authorizations, orders, declarations, approvals, notices or consents and filings with Governmental Authorities required in connection with the consummation of the Closing and the Contemplated Transactions, if any, shall have been obtained or made, and all applicable waiting periods (including any extension thereof) under any applicable merger notification or control Laws and regulations relating to the Contemplated Transactions, in each case, to the extent listed on Schedule 8.02(b).

Section 8.03.      Conditions to Seller’s Obligations. The obligations of Seller to consummate the Closing are subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller to the extent permitted by applicable Law):

(a)            Representations and Warranties. The representations and warranties of Buyer contained in Article 4 hereof, shall be true and correct (without giving effect to any “materiality,” “in all material respects” or similar qualifiers) as of the Closing Date as though made on the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific dates), except to the extent that the failure to be so true and correct (without giving effect to any “materiality,” “in all material respects” or similar qualifiers) has not had, and would not reasonably be expected to have, a material and adverse effect on the ability of Buyer to consummate the transactions contemplated in this Agreement.

(b)            Performance. Buyer shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c)            Deliveries. Seller shall have received the deliveries specified by Section 2.07 and Section 2.09 of this Agreement.

(d)            Employment Agreements and Release and Restrictive Covenant Agreement. (i) The Employment Agreements shall not have been terminated or revoked by either of the Key Personnel party thereto, except if Buyer or the Company shall have terminated or revoked any of the Employment Agreements for any reason other than the breach of the Key Personnel, and (ii) the Release and Restrictive Covenant Agreement shall not have been terminated or revoked by Seller’s Ultimate Parent, except if Buyer or the Company shall have terminated or revoked the Release and Restrictive Covenant Agreement for any reason other than for a breach of Seller’s Ultimate Parent.

Section 8.04.      Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the Closing are subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer to the extent permitted by applicable Law):

(a)            The Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific date), except for de minimis inaccuracies. The representations and warranties of Seller contained in Article 3 (other than the Fundamental Representations) shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Material Adverse Effect” or similar qualifiers) as of the Closing Date as though made on the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific dates), except to the extent that the failure to be so true and correct (without giving effect to any “materiality,” “in all material respects,” “Material Adverse Effect” or similar qualifiers) has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)            Performance. Each Seller and the Company shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be so performed or complied with by Seller and the Company at or prior to the Closing.

(c)            No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect, or any change, event, circumstance, occurrence or development that would reasonably be expected to have a Material Adverse Effect.

(d)            R&W Insurance Policy. The R&W Insurance Policy shall have been issued to Buyer in the form contemplated by the binder obtained as of the date of this Agreement.

(e)            Specified Closing Condition. The Specified Closing Condition shall have been met.

(f)            Deliveries. Buyer shall have received the deliveries specified by Section 2.07 and Section 2.08.

Article 9
termination

Section 9.01.      Terminations. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)            at any time, by mutual written agreement of the Seller and Buyer;

(b)            at any time, by either the Seller or Buyer if any legal restraints having any of the effects set forth in Section 8.02 of this Agreement shall be in effect and have become final and nonappealable;

(c)            by written notice from Buyer, if a material breach of or inaccuracy in any representation or warranty or material breach of or failure to perform any covenant, agreement or other obligation of the Seller set forth in this Agreement shall have occurred, which breach, inaccuracy or failure to perform (i) would give rise to or constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Article 8 and (ii) after receipt by the Seller of written notice from Buyer of such breach, inaccuracy or failure to perform, cannot be or has not been cured within 15 days following delivery of such notice; provided, that Buyer is not then in breach with respect to any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach, either individually or in the aggregate with all other breaches by Buyer would give rise to or constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth under Article 8;

(d)            by written notice from Seller, if a material breach of or inaccuracy in any representation or warranty or material breach of or failure to perform any covenant, agreement or other obligation of Buyer set forth in this Agreement shall have occurred, which breach, inaccuracy or failure to perform (i) would give rise to the failure of a condition set forth under Article 8, and (ii) after receipt by Buyer of written notice from Seller of such breach, inaccuracy or failure to perform, cannot be or has not been cured within 15 days following delivery of such notice; provided, that Seller is then in material breach with respect to any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach, either individually or in the aggregate with all other breaches by Seller, would give rise to or constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth under Article 8;

(e)            by written notice from either the Seller or Buyer to the other party, at any time after the End Date if the Closing shall not have occurred on or prior to such date; and provided, further that the right to terminate this Agreement under this Section 9.01(e) shall not be available to such party if the breach of or inaccuracy in any representation or warranty or breach or failure to perform any covenant, agreement or other obligation of such party set forth in this Agreement has been the primary cause of or resulted in the failure of the Closing to occur on or before such date; or

(f)            by written notice from Buyer, if a Material Adverse Effect shall have occurred.

Section 9.02.      Procedure and Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the parties. If this Agreement is terminated pursuant to Section 9.01, no party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 9.02, Article 10, and the Confidentiality Agreements, nothing herein shall relieve a party from any liability or damages arising out of its intentional breach or Fraud.

Article 10
Miscellaneous

Section 10.01.      Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer to:

Concentra Health Services, Inc.
5080 Spectrum Drive, Suite 1200, West
Addison, Texas 75001
Attention:               Timothy F. Ryan
E-mail:                      ***

with a copy (which shall not constitute notice) to:

Jackson Walker LLP
2323 Ross Avenue, Suite 600

Dallas, TX 75201
Attention: Alden S. Crow

E-mail: ***

if to Seller to:

c/o Athletico Physical Therapy
2122 York Road, Suite 300
Oak Brook, IL 60523
Attention:                Dan Guill
E-mail:                      ***

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP
10250 Constellation Blvd., Suite 1850
Los Angeles, CA 90067
Attention:               Brett Rodda; Jennifer Broder
E-mail:                      ***

or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received during business hours in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 10.02.      Seller Disclosure Schedule. Seller has set forth information on the Seller Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Seller Disclosure Schedule need not be set forth in any other section so long as its relevance to such other section of the Seller Disclosure Schedule or section of this Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (i) the Seller Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of Buyer and (ii) the disclosure by Seller of any matter in the Seller Disclosure Schedule shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

Section 10.03.      Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. This Agreement may not be directly or indirectly assigned by any party without the prior written consent of Buyer and Seller; provided, however, that no consent hereunder shall be required for a collateral assignment of this Agreement to any lender of either party or any of such party’s Affiliates (for the purposes of this Section, the Company shall not be an Affiliate of Seller) as security for obligations to such lender; and further provided, however, that following the Closing Date, a party may assign its rights under this Agreement to any Affiliate of such party or any Person that directly or indirectly acquires all or a majority of all of the assets of such party; provided, that such party shall not be relieved of its obligations to perform under this Agreement as a result of such assignment.

Section 10.04.      Entire Agreement. This Agreement, the Confidentiality Agreement and the other Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 10.05.      Amendment and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

(a)            No failure or delay by any party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b)            Except as set forth in Section 10.11(c), the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.06.      Costs. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided, that all such Transaction Expenses incurred by the Company on or prior to Closing shall be paid by Seller. To the extent Transaction Expenses are (x) not taken into account in the Adjustment Amount and are first discovered by Buyer after the delivery (or deemed delivery) of the Final Closing Statement and (y) identified to Seller in writing pursuant to a Seller Expense Notice (as defined below) on or prior to the date that is six months from the Closing Date (the “Seller Expense Indemnity Expiration Date”), Seller shall indemnify and hold Buyer harmless for any such Transaction Expenses, subject to the terms and conditions set forth in this Section 10.06 (such indemnity obligation, the “Seller Expense Indemnity”), except that any item or series of related items of Transaction Expenses that does not exceed $50,000 shall be excluded from the foregoing indemnification obligation; provided that, to the extent any item or series of related items of Transaction Expenses is equal to or exceeds $50,000, Seller shall be liable for the full amount of such Transaction Expense item or series of related items. This Section 10.06 shall survive the Closing until the Seller Expense Indemnity Expiration Date, and shall terminate on such date; provided, that any claim for indemnification under this Section 10.06 asserted by Buyer in good faith in writing pursuant to a Seller Expense Notice on or before the Seller Expense Indemnity Expiration Date shall survive until resolved in accordance with this Section 10.06. If Buyer so discovers any such Transaction Expenses, Buyer shall promptly notify Seller in writing of such discovery and shall provide to Seller a written statement identifying in reasonable detail such Transaction Expenses and the amounts thereof, together with reasonable supporting documentation for such amounts (a “Seller Expense Notice”); provided, that, that the failure to promptly notify Seller shall not limit the indemnification obligations of Seller under this Section 10.07 except to the extent Seller is materially prejudiced thereby (subject in all events to the Seller Expense Indemnity Expiration Date). Buyer shall thereafter provide Seller and its Representatives with reasonable access to the work papers and other books and records of the Company for purposes of assisting Seller and its Representatives in their review of such Transaction Expenses (subject to the same restrictions on disclosure applicable in Section 2.11). If Seller disagrees with Buyer’s determination of, or calculation of, such Transaction Expenses, Seller shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within 45 days after its receipt of the applicable Seller Expense Notice. In the event any such notice of disagreement is timely provided, Buyer and Seller shall use their respective reasonable best efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the determination of, or any calculation of, such Transaction Expenses. If, at the end of such period, Buyer and Seller are unable to resolve such disagreements, then any such remaining disagreements shall, at the written request of either Buyer or Seller, be resolved by the Independent Accountant in accordance with Section 2.11(c) mutatis mutandis. In the event such notice of disagreement is not timely provided, then Seller shall pay to Buyer the full amount of such Transaction Expense by wire transfer of immediately available funds, within five Business Days of the expiration of the 45-day response period. Notwithstanding anything herein to the contrary, Buyer’s rights under this Section 10.06 are in addition to, and shall in no way limit, Buyer’s rights under, Section 2.11.

Section 10.07.      Severability. Each term, provision, covenant and restriction of this Agreement is severable. If any such term, provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void or unenforceable, (a) it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible; and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 10.08.      Third Party Rights. Except for Section 10.09, Section 10.10 and Section 10.11(b), and Section 10.17 no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and assigns.

Section 10.09.      Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a)            Buyer waives and will not assert, and agrees to cause the Company to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller, or any owner, officer, employee or Governing Person of the Company (any such Person, a “Designated Person”) in any matter involving this Agreement or any of the Contemplated Transactions, including any litigation or other dispute proceeding between or among Buyer or its Affiliates, the Company and any Designated Person, by Baker & McKenzie LLP in connection with this Agreement or the Contemplated Transactions (whether or not such legal counsel also represented Seller) (the “Current Representation”), even though the interests of such Designated Person may be directly adverse to Buyer or its Affiliates, including the Company.

(b)            It is the intention of the parties hereto that all rights to any attorney-client privilege applicable to communications between Baker & McKenzie LLP and the Company in connection with the Current Representation (whether or not such legal counsel also represented Seller) (the “Seller Privilege”) shall be retained (or assigned to Seller to the extent necessary) and controlled solely by Seller (and not the Company); provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other Transaction Agreements and the Contemplated Transactions. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that the Seller Privilege survives Closing and remains in effect and is assigned to (to the extent necessary), and controlled by, Seller. Without limiting the generality of the foregoing, with respect to any privileged attorney-client communications (the “Privileged Communications”) with Baker & McKenzie LLP in connection with the Current Representation (whether or not such legal counsel also represented Seller) prior to the Closing Date, Buyer and the Company, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties hereto after the Closing.

(c)            Buyer agrees, on its own behalf and on behalf of each of its Affiliates (including, after the Closing, the Company), that in the event of a dispute between Seller or an Affiliate of Seller, on the one hand, and the Company, on the other hand, arising out of or relating to any matter in which Baker & McKenzie LLP in connection with the Current Representation jointly represented both (i) Seller and (ii) the Company, if applicable, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege or any work product doctrine will protect against or prevent disclosure by Baker & McKenzie LLP or any other legal counsel currently representing the Company in connection with the Current Representation to Seller or an Affiliate of Seller of any information or documents developed or shared during the course of any such joint representation.

(d)            In the event that any third party shall seek to obtain from Buyer or its Affiliates (including, after the Closing, the Company) attorney-client communications involving Baker & McKenzie LLP in connection with the Current Representation, then Buyer shall notify Seller of such application sufficiently in advance of any hearing on the application.

(e)            Notwithstanding anything in this Section 10.09 to the contrary, Seller shall not disclose any Privileged Communications to any Person who is not an Affiliate or Representative, without the consent of Buyer (such consent not to be unreasonably withheld, conditioned, or delayed).

Section 10.10.      Seller Releases; No Right of Contribution. Effective as of the Closing, Seller, on behalf of itself, Seller’s Ultimate Parent, and its and their controlled Affiliates (which for the avoidance of doubt excludes the Company in all instances in this Section 10.10 or with respect to uses of the Seller Releasors), and on behalf of all of their respective general partners, directors, managers, officers, managing members, controlling Persons or other Governing Persons, owners, trustees, beneficiaries, employees, agents, successors and assigns (collectively, the “Seller Releasors”), hereby absolutely, unconditionally and irrevocably release and forever discharges Buyer and its post-Closing Affiliates and Subsidiaries (including the Company), and each of their respective members, owners, managers, officers, employees, agents, successors and assigns thereof (collectively, “Company Releasees”) from any and all claims, actions, causes of actions, liens, counterclaims, liabilities, suits, debts, offsets, setoffs, losses (including for this purpose, punitive damages of any type), demands, rights, obligations, damages, costs, attorneys’ fees, interest, expenses and compensation, including claims of negligence, conversion, malfeasance, breach of contract, breach of fiduciary duty and claims for equitable relief (collectively, “Claims”), whether known or unknown, that Seller Releasors have had in the past, or have now or may have in the future against the Company Releasees arising out of or relating to any acts, omissions, facts, events, or circumstances existing, occurring or taking place at or prior to Closing, including without limitation any such Claims arising from the ownership of the Purchased Interests prior to the Closing (other than, with respect to Company Releasees who are or were officers, employees or agents of, or held other positions with or rendered services on behalf of, the Company, their respective service to the Company); provided, that for Company Releasees other than the Company, Claims shall only include causes, matters or things relating to the Company or any actions taken or failed to be taken by any of the Company Releasees in any capacity related to the Company occurring or arising on or prior to the Closing Date. Notwithstanding the foregoing, this release shall not be construed to release any claims against any party’s rights or obligations under, this Agreement or the Transaction Agreements, including any claims by Seller for the breach by Buyer of any representations, warranties or covenants set forth in this Agreement or in the Transaction Agreements or any claims by Seller’s Representatives who are individuals under the D&O Tail Policy; provided, that, in no event will Seller’s Ultimate Parent, Seller or any of their respective controlled Affiliates be entitled to make any claim of contribution, indemnification, advancement of expenses or other payment against the Company, Buyer or any of their respective Affiliates following the Closing with respect to any indemnifiable matter under their respective Governing Documents all of which are expressly and irrevocably waived. Seller agrees not to file or permit to be filed, any proceeding against any Company Releasees with any Governmental Authority or otherwise, based on events occurring on or prior to the Closing Date in relation to any Claim. The Seller Releasors have not assigned, and Seller hereby covenants not to and not to permit any other Seller Releasors to assign, any Claim. Seller is aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, liabilities, actions and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. To the extent allowed by applicable Law, Seller, and the other Seller Releasors, hereby expressly waives, surrenders and agrees to forego any and all protections, rights or benefits to which such Seller or any of the other Seller Releasors, as applicable, otherwise would be entitled by virtue of the existence of any such statute or the common law of any state, province or jurisdiction with the same or similar effect, in each case with respect to any Claim. Further, it is understood and agreed that the facts in respect of which this release is given may turn out to be other than or different from the facts in that respect now known or believed by such Seller or the other Seller Releasors to be true; and with such understanding and agreement, Seller, for itself and the other Seller Releasors, expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the Closing Date, and agrees that this release shall be in all respects effective and shall not be subject to termination or rescission by reason of any such difference in facts. Effective as of the Closing, Seller, on behalf of itself, Seller’s Ultimate Parent, and its and their controlled Affiliates irrevocably waive and release any right to seek contribution or other payment from the Company, Buyer or any of their respective Affiliate with respect to Losses which may be recovered under the R&W Insurance Policy or for which any of them is required to indemnify the Buyer Indemnified Parties pursuant to this Agreement or any of the other Transaction Agreements and any right to bring a claim against the current or former directors, managers, officers or other Representatives of the Company (other than Seller’s or Seller’s Ultimate Parent’s (or their respective post-Closing Affiliates’) own Representatives following the Closing) as a result of Losses for which any of them is required to indemnify the Buyer Indemnified Parties pursuant to this Agreement or any of the other Transaction Agreements.

Section 10.11.      Non-Survival; Release; Exclusive Remedy

(a)            The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall not survive the Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to, at or after the Closing, on the part of any party, its Affiliates, and their respective Governing Persons, officers, employees, stockholders, partners, members, advisors or other representatives, except for (i) any covenants and agreements by their terms are to be performed in whole or in part at or after the Closing (“Post-Closing Covenants”), which shall survive in accordance with their terms, and (ii) the foregoing shall not limit any claim for Fraud by a party hereto against another party hereto making the representation or warranty hereunder giving rise to such Fraud or with respect to Special Indemnified Matters and the Seller Expense Indemnity, and Buyer shall be entitled to recover all Losses arising from breaches or failure to perform Post-Closing Covenants and with respect to Fraud, Special Indemnified Matters, subject to the terms and conditions of Section 10.17 below, and the Seller Expense Indemnity, subject to the terms and conditions of Section 10.06 above. For purposes of clarity, this Section 10.11(a) shall not apply to or affect any of the representations, warranties, covenants and agreements set forth in the Transaction Agreements other than this Agreement.

(b)            Effective as of the Closing, except for any rights or obligations under this Agreement and the other Transaction Agreements, Buyer, on behalf of itself and each of its Affiliates (including the Company) and each of its and their respective past, present and/or future officers, Governing Persons, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, and other representatives, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Seller and its post-Closing Affiliates (for the avoidance of doubt excluding the Company) and each of their respective past or present officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released Parties”; provided, that, no Continuing Employee will be a Released Party) of and from any and all Actions, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Company or any actions taken or failed to be taken by any of the Released Parties in any capacity related to the Company occurring or arising on or prior to the Closing Date (collectively, “Released Matters”). From and after the Closing and notwithstanding any applicable statute of limitations, neither Buyer nor the Company shall, and each of Buyer and the Company shall cause their respective Affiliates not to, bring Action against Seller or any other Released Party, whether at law or in equity, with respect to any of the rights or claims waived and released by Buyer and the Company (on behalf of themselves and the other Releasing Parties) hereunder. Buyer agrees not to file or permit to be filed, any proceeding against any Released Parties with any Governmental Authority or otherwise, arising with respect to any Released Matter and based on events occurring on or prior to the Closing Date. The Releasing Parties have not assigned, and Buyer hereby covenants not to and not to permit any other Releasing Parties to assign, any claim arising out of a Released Matter. Buyer is aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, liabilities, actions and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. To the extent allowed by applicable Law, Buyer, on behalf of itself and the other Releasing Parties, hereby expressly waives, surrenders and agrees to forego any and all protections, rights or benefits to which such Buyer or any of the other Releasing Parties, as applicable, otherwise would be entitled by virtue of the existence of any such statute or the common law or any state, province or jurisdiction with the same or similar effect but in each case only with respect to Released Matters. Further, it is understood and agreed that the facts in respect of which this release is given may turn out to be other than or different from the facts in that respect now known or believed by such Buyer or the other Releasing Parties to be true; and with such understanding and agreement, each Buyer, for itself and the other Releasing Parties, expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the Closing Date, and agrees that this release shall be in all respects effective as of the Closing and shall not be subject to termination or rescission by reason of any such difference in facts. Notwithstanding anything in this Section 10.11 to the contrary, nothing herein shall limit the right of Buyer or the other Releasing Parties to recover from (i) Seller for breaches of its Post-Closing Covenants, Special Indemnified Matters, subject to the terms and conditions of Section 10.17, or the Seller Expense Indemnity, subject to the terms and conditions of Section 10.06, (ii) Seller or any other Released Party for breaches under any other Transaction Agreement to which it is a party, or (iii) Seller or any other Released Party with respect to Fraud. For purposes of this Section 10.11(b), Buyer’s Affiliates shall mean Concentra Group Holdings Parent, Inc. and its controlled Affiliates.

(c)            Except for claims under the other Transaction Agreements, the Special Indemnified Matters, the Seller Expense Indemnity, the Post-Closing Covenants or in the case of Fraud, and effective as of the Closing, Buyer, on behalf of itself and its Releasing Parties, waives any rights and claims Buyer or any of its Releasing Parties may have against Seller or any Releasing Party of Seller relating to the Purchased Interests, the Company, this Agreement or the transactions contemplated hereby. After the Closing, the other Transaction Agreements (to the extent relevant), indemnification obligations of Seller in Section 10.17, the Post-Closing Covenants, and the R&W Insurance Policy will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby, other than in the case of Fraud. Notwithstanding anything to the contrary elsewhere in this Agreement, including Section 10.11(b), Buyer does not waive any rights and claims relating to the Special Indemnified Matters, the Seller Expense Indemnity, the Post-Closing Covenants, Fraud, or the other Transaction Agreements (where relevant) and none of the foregoing shall constitute Released Matters. For the avoidance of doubt, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)            Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the Contemplated Transactions, except pursuant to another document contemplated by this Agreement (including any of the Transaction Agreements) to which such Non-Recourse Party is a signatory or as otherwise expressly provided herein. Additionally, the parties agree that nothing in this Agreement (including the immediately preceding sentence of this Section 10.11(d)) shall limit (a) any party’s right to bring a claim until the latest time permitted by applicable Law based on the Fraud of any other Person on behalf of the other party (such other Person, the “Fraudulent Actor”) against such Fraudulent Actor at any time following the Closing (which claim, for the avoidance of doubt may only be brought in respect of the representation or warranty with respect to which the Fraud of such Fraudulent Actor is being claimed), or (b) any of the first specified Person’s rights against such Fraudulent Actor pursuant to any such claim.

Section 10.12.      R&W Insurance Policy.

(a)            Buyer shall obtain as of the date of this Agreement a conditionally bound representations and warranties insurance policy with respect to the representations and warranties set forth in Article 3 of this Agreement, the Transaction Agreements, and the Seller Closing Certificate (the “R&W Insurance Policy”). Buyer shall use reasonable best efforts to take all actions that are necessary or appropriate to comply with the conditions for the issuance of the R&W Insurance Policy at the Closing that are within Buyer’s control. The R&W Insurance Policy shall at all times provide that: (i) the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against Seller or any of its Affiliates, except for Fraud by Seller or such Affiliate, (ii) Seller is a third party beneficiary of such waiver, and (iii) Buyer shall have no obligation to pursue any claim against Seller in connection with any damage, loss, liability or expense. Buyer shall not agree to any amendment, variation or waiver of the R&W Insurance Policy which would adversely impact Seller or its Affiliates without the prior written consent of Seller. The Company and Seller shall use commercially reasonable efforts to cooperate with Buyer’s efforts to make effective the R&W Insurance Policy at Closing and, at and prior to Closing, provide assistance as reasonably requested by Buyer with respect to the R&W Insurance Policy (including engaging in, and providing documents in connection with, additional underwriting by the insurer and its representatives).

(b)            Seller shall have the right to review the R&W Insurance Policy, and Buyer will consider in good faith any reasonable comments made with respect thereto by Seller.

(c)            R&W Insurance Policy Costs shall be split and paid evenly by each of Buyer and Seller, as and when required in accordance with the terms of the R&W Insurance Policy and, Seller’s portion, shall be treated as Transaction Expenses.

Section 10.13.      Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, and by each party on separate counterparts. Each such counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of a counterpart hereof by e-mail attachment shall be an effective mode of delivery.

Section 10.14.      Jurisdiction. Except as set forth in Section 2.11, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

Section 10.15.      Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the Contemplated Transactions (including any claim or cause or action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

Section 10.16.      Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY TRANSACTION AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE TRANSACTION AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

Section 10.17.      Indemnification.

(a)            Subject to the terms set forth in this Section 10.17 (including, without limitation, the limitations set forth in Section 10.17(c)), from and after the Closing, Seller shall indemnify, defend and hold harmless the Buyer, its Affiliates and its representatives (including, following the Closing, the Company, collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred, suffered, or paid by the Buyer Indemnified Parties to the extent arising out of, relating to or resulting from any of the matters described on Schedule 10.17(a) (the “Special Indemnified Matters”).

(b)            Subject to the limitations and other provisions of this Agreement, the obligations of Seller for the Special Indemnified Matters as set forth in Section 10.17(a) shall commence on the Closing Date and survive the Closing and remain operative and in full force and effect until (i) with respect to the matters listed on Schedule 10.17(a)(i), the date which is 12 months following the Closing Date (the “Schedule 10.17(a)(i) Expiration Date”), and (ii) with respect to the matter listed on Schedule 10.17(a)(ii), the earlier to occur of (x) the issuance with respect to such matter of a final, non-appealable judgement by a court of competent jurisdiction, or (y) the execution by all of the parties to such matter of a binding written settlement that does not lead to the creation of any liability or other obligation of any Buyer Indemnified Party and includes, in customary form, an unconditional release of each Buyer Indemnified Party of all liabilities and obligations in connection with such matter (the “Schedule 10.17(a)(ii) Expiration Date”, and each of the Schedule 10.17(a)(i) Expiration Date and Schedule 10.17(a)(ii) Expiration Date, an “Expiration Date”), and shall terminate upon the applicable Expiration Date; provided that any claim for indemnification under this Section 10.17 asserted by a Buyer Indemnified Party in good faith in writing by delivery of a Claim Notice to Seller on or before the applicable Expiration Date (each, an “Indemnification Claim”) shall survive the applicable Expiration Date until resolved in accordance with this Section 10.17 or finally judicially determined. The parties acknowledge and agree that with respect to any Indemnification Claim that is permitted pursuant to the terms of this Section 10.17, the survival periods set forth and agreed to in this Section 10.17 shall govern when any such Indemnification Claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.

(c)            Notwithstanding any provision in this Agreement to the contrary, the indemnification obligations of Seller set forth in Section 10.17(a) shall be subject to the following limitations:

(i)            The aggregate amount for which Seller shall be liable for any Losses (including any expenses incurred by the Buyer Indemnified Parties in defending any Special Indemnified Matter, but excluding any Losses arising out of Fraud) subject to indemnification under Section 10.17(a), shall not exceed $1,500,000, plus the amount of all interest accrued in the Special Indemnity Escrow Account.

(ii)            As the exclusive remedy for any Losses under Section 10.17(a) (other than any Losses arising out of Fraud), including any expenses incurred by the Buyer Indemnified Parties in defending any claim, and notwithstanding anything to the contrary set forth herein, the Buyer Indemnified Parties shall be entitled to recover the amount of any Losses solely from the Special Indemnity Escrow Funds then remaining in the Special Indemnity Escrow Account and no Losses (other than Losses arising from Fraud) from any Indemnification Claim shall be recovered or recoverable directly from Seller or any of its Affiliates (whether before or after funds are released from the Special Indemnity Escrow Funds).

(iii)            Payments to a Buyer Indemnified Party in respect of an indemnifiable Losses under this Section 10.17 shall be reduced by any insurance proceeds and any indemnity, contribution, or other similar payment actually received from a third-party (including, without limitation, any insurer) net of related costs and expenses incurred by the Buyer Indemnified Parties to enforce payment from such third-party (including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks) by the Buyer Indemnified Parties with respect to such Losses. If such insurance proceeds, indemnity payments or other recoveries are received by the Buyer Indemnified Parties after the date on which Seller satisfies any Losses arising out of the applicable Indemnification Claim to the Buyer Indemnified Parties out of the Special Indemnity Escrow Funds, the Buyer Indemnified Parties shall remit such insurance proceeds, indemnity payments or other recoveries (A) prior to the Special Indemnity Initial Escrow Release Date, directly to the Special Indemnity Escrow Account or (B) after the Special Indemnity Initial Escrow Release Date, if such Buyer Indemnified Party received funds from the Special Indemnity Escrow Fund, to Seller; provided, that, in the case of this clause (B), in the event that (x) the Special Indemnity Initial Escrow Release Date precedes the Schedule 10.17(a)(ii) Expiration Date, and (y) the Special Indemnity Escrow Account (including earnings thereon) is less than $650,000 as of the Special Indemnity Initial Escrow Release Date, then (1) up to the amount of such deficiency, directly to the Special Indemnity Escrow Account and (2) the balance, if any, to Seller (in each case, net of related costs and expenses incurred by the Buyer Indemnified Parties to enforce payment from such third-party insurer, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargeback, such remitted amounts will not exceed the amounts actually paid by Seller to the Buyer Indemnified Parties from the Special Indemnity Escrow Funds or otherwise).

(d)            In the event that any Buyer Indemnified Party receives notice of any Action made or brought by any Person who is not a party to this Agreement (or an Affiliate of such a party or a Representative of any of the foregoing) against such Buyer Indemnified Party subject to indemnification hereunder (a “Third-Party Claim”), the Buyer Indemnified Party (or Buyer on behalf of the Buyer Indemnified Party) shall promptly notify Seller in writing of such Third-Party Claim and of the Buyer Indemnified Party’s claim of indemnification with respect thereto (the “Third-Party Claim Notice”); provided, that the failure to promptly notify Seller shall not limit the indemnification obligations of Seller under Section 10.17(a) except to the extent Seller is materially prejudiced thereby. Such Third-Party Claim Notice shall describe the Third-Party Claim in reasonable detail and the basis for indemnification hereunder, shall include copies of correspondence from or to such third party (or its representatives) related to the matter giving rise to such Third-Party Claim, and shall, to the extent then estimable, indicate the estimated amount of the Losses that has been or may be sustained by the Buyer Indemnified Party, if reasonably practicable.

(e)            Seller, at its option, may participate in, or upon written acknowledgement to the Buyer Indemnified Party of Seller’s obligation to indemnify the Buyer Indemnified Party hereunder against Losses that result from the Third-Party Claim (subject to the limitations set forth in this Section 10.17), may assume the defense thereof at the expense of Seller (which expenses shall not be drawn from the Special Indemnity Escrow Account) so long as (and only for so long as): (1) the Third-Party Claim involves solely monetary Losses, (2) the defense of the Third-Party Claim by Seller, will not, in the reasonable judgment of the Buyer Indemnified Party, have any continuing adverse effect on the Buyer Indemnified Party’s business, assets, operations or financial conditions, (3) Seller diligently defends in good faith such Third-Party Claim and keeps the Buyer Indemnified Party reasonably informed of the progress of such Third-Party Claim, (4) Seller demonstrates to the Buyer Indemnified Party’s reasonable satisfaction that, as of such time, Seller has sufficient resources in order to pay for the defense of such Third-Party Claim, (5) the Third-Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory Action, (6) the Losses that may result from the Third-Party Claim along with any and all other pending claims against Seller is not reasonably expected to exceed the amount then remaining of the Special Indemnity Escrow Funds. In the event the Buyer Indemnified Party shall have been advised in writing by counsel that there are one or more legal or equitable defenses available to them that are different from or additional to those available to Seller, the Buyer Indemnified Party shall have the right to participate in the defense of the Third-Party Claim with its own counsel to the extent of such different or additional legal or equitable defenses, and such expenses shall be subject to indemnification hereunder.

(f)            Seller shall have 30 days after receipt of a Third-Party Claim Notice to notify the Buyer Indemnified Party in accordance with Section 10.17(e) if Seller elects to assume the defense of such Third-Party Claim in connection with a Special Indemnified Matter. If Seller delivers the required notice and elects to assume the defense of such Third-Party Claim, Seller shall be entitled, at Seller’s expense (which expenses shall not be drawn from the Special Indemnity Escrow Account) to conduct and control the defense and settlement of such Third-Party Claim through counsel of its own choosing that is reasonably acceptable to Buyer, provided, further, that the Buyer Indemnified Party may participate in the defense of such Third-Party Claim with its own counsel at its own expense and shall be provided with copies of all material correspondence, pleadings and documents relating to any such Third-Party Claim obtained by Seller in connection with the Third-Party Claim; provided that notwithstanding the foregoing, Buyer shall be entitled to recover the fees and expenses of such counsel from the Special Indemnity Escrow Account (i) to the extent incurred by the Buyer Indemnified Party prior to the date Seller assumes control of the defense of the Third-Party Claim or during any period in which Seller ceases to be eligible to maintain control of the defense of the Third-Party Claim, in either case as provided in this Section 10.17, or (ii) if the Buyer Indemnified Party shall have been advised in writing by counsel that representation of both Seller and the Buyer Indemnified Party by the same counsel would create a conflict of interest.

(g)            With respect to any Third-Party Claim for which the Buyer Indemnified Party is entitled to assume the defense, if Seller (i) is not entitled to assume the defense of, (ii) Seller elects not to assume the defense of, or (iii) Seller fails to notify the Buyer Indemnified Party within 30 days after receipt of the Third-Party Claim Notice of Seller’s desire to assume the defense of a Third-Party Claim subject to indemnification under Section 10.17(a), the Buyer Indemnified Party shall be entitled to assume the defense of such Third-Party Claim at Seller’s expense (through recoveries from the Special Indemnity Escrow Account), and Seller may participate in the defense of such Third-Party Claim with its own counsel at its own expense and shall be provided with copies of all material correspondence, pleadings and documents relating to any such Third-Party Claim obtained by the Buyer Indemnified Party in connection with the Third-Party Claim; provided, that the Buyer Indemnified Party may not settle any Third-Party Claim for which the Buyer Indemnified Party is entitled to indemnification under this Section 10.17(a) without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, in the event a Buyer Indemnified Party becomes entitled to assume the defense of any Third-Party Claim arising out of the matter described on Schedule 10.17(a)(ii), the Buyer Indemnified Party shall use commercially reasonable efforts cooperate with Seller or its Affiliates to avoid the duplication of resources in connection with such matter provided that Seller or its Affiliates are diligently defending such matter on behalf of Seller and its Affiliates and the allegations asserted against the Buyer Indemnified Party are substantively similar to the allegations asserted against Seller and its Affiliates.

(h)            If Seller controls the defense of a Third-Party Claim in accordance with the provisions of this Section 10.17, Seller shall obtain the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, discharge or acknowledgement of the validity of such Third-Party Claim; provided, that Buyer may withhold its consent to any settlement, in its sole discretion (i) which involves any damages other than monetary damages, (ii) imposes any conditions or restrictions on the operations, businesses, conduct, or other activities of any Buyer Indemnified Party, (iii) does not fully and unconditionally release Buyer and the relevant Buyer Indemnified Parties from all further liability, and (iv) along with any and all other pending claims against Seller, would reasonably be expected to exceed the amount then remaining of the Special Indemnity Escrow Funds.

(i)            Each party shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of, or response to, any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

(j)            Any claim by a Buyer Indemnified Party on account of a Loss resulting from a Special Indemnified Matter which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Buyer Indemnified Party giving Seller reasonably prompt written notice thereof (such notice, a “Direct Claim Notice”); provided that the failure to promptly notify Seller shall not limit the indemnification obligations of Seller under Section 10.17(a) except to the extent Seller is materially prejudiced thereby. Such notice by the Buyer Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Buyer Indemnified Party. Seller shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Buyer Indemnified Party shall allow Seller and its Affiliates and their professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Buyer Indemnified Party shall assist Seller’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as Seller or any of its Affiliates or their professional advisors may reasonably request. If Seller does not so respond within such 30-day period, Seller shall be deemed to have rejected such claim, in which case the Buyer Indemnified Party shall be free to pursue such remedies as may be available to the Buyer Indemnified Party on the terms and subject to the provisions of this Agreement.

(k)            If it is determined under the terms of this Agreement (whether by mutual written agreement of the parties or by order of a court of competent jurisdiction or by deemed acceptance pursuant to Section 10.17(j)) that any of the Buyer Indemnified Parties are entitled to an indemnification payment from the Special Indemnity Escrow Funds, then subject to the other terms of this Agreement and the Escrow Agreement, a representative of Buyer and Seller shall execute and deliver a joint written instruction to the Escrow Agent to pay the Buyer Indemnified Parties out of the Special Indemnity Escrow Funds the amount of such indemnification payment. To the extent the Special Indemnity Escrow Funds are not fully distributed on or prior to the date which is 12 months following the Closing Date (or, if such date is not a Business Day, then the next succeeding Business Day) (“Special Indemnity Initial Escrow Release Date”), then a representative of Buyer and Seller shall within three (3) Business Days of the Special Indemnity Initial Escrow Release Date execute and deliver a joint written instruction to the Escrow Agent to pay to Seller the remaining balance in the Special Indemnity Escrow Account (including earnings thereon, if any); provided, that in the event the Special Indemnity Initial Escrow Release Date precedes the Schedule 10.17(a)(ii) Expiration Date, then (x) only the remaining balance of the Special Indemnity Escrow Funds in excess of $650,000, if any, shall be paid to Seller pursuant to the foregoing joint written instruction, and (y) on the first Business Day following the Schedule 10.17(a)(ii) Expiration Date (such first Business Day, the “Special Indemnity Final Escrow Release Date”; and each of the Special Indemnity Initial Escrow Release Date and Special Indemnity Final Escrow Release Date, if applicable, a “Special Indemnity Escrow Release Date”), a representative of Buyer and Seller shall execute and deliver a joint written instruction to the Escrow Agent to pay to Seller the remaining balance in the Special Indemnity Escrow Account (including earnings thereon, if any); provided further, that, with respect to any Special Indemnity Escrow Release Date, if there is any claim by any Buyer Indemnified Party for which the Special Indemnity Escrow Funds are or may be available as of the applicable Special Indemnity Escrow Release Date, and such claim is unresolved as of the applicable Special Indemnity Escrow Release Date (each, a “Special Indemnity Unresolved Claim”), Seller and Buyer shall not be required to deliver to the Escrow Agent joint instructions to distribute to Seller the amount subject to such Special Indemnity Unresolved Claim(s) (“Special Indemnity Unresolved Claim Amount”), and Escrow Agent will retain in the Special Indemnity Escrow Account an amount equal to the aggregate of Special Indemnity Unresolved Claim Amounts, and upon final disposition of each Special Indemnity Unresolved Claim, Seller and Buyer will promptly jointly instruct the Escrow Agent to disburse, within three (3) Business Days of the applicable final disposition, (a) to Buyer (for the benefit of the applicable Buyer Indemnified Party) the amount of the Special Indemnity Unresolved Claim awarded or otherwise payable to any Buyer Indemnified Party, and (b) to Seller the remaining amount of the Special Indemnity Unresolved Claim Amount (with all interest thereon, if any), but only to the extent such remaining amount exceeds the amount of all then Special Indemnity Unresolved Claims asserted by the Buyer Indemnified Parties and further, in the case of any Special Indemnity Unresolved Claim that existed as of the Special Indemnity Initial Escrow Release Date, only to the extent that Seller would have been entitled to receive such amount in connection with the Special Indemnity Initial Escrow Release Date had such amount not been a Special Indemnity Unresolved Claim.

(l)             Buyer acknowledges and agrees, on behalf of itself, the Buyer Indemnified Parties and each of their respective Affiliates, that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims and Losses (other than claims or Losses arising from Fraud) based upon, arising out of, with respect to, related to, or by reason of the Special Indemnified Matters shall be pursuant to the indemnification provisions set forth in this Section 10.17, and each of them irrevocably waives and releases any right to seek contribution or other payment from the Seller or any of its Affiliates (except in the case of Affiliates with respect to claims such Affiliate was a Fraudulent Actor pursuant to Section 10.11(d)) with respect to any such Losses other than under the indemnification provisions set forth in this Section 10.17. For the avoidance of doubt, nothing in this Section 10.17, including the limitations in Section 10.17(c) shall limit any Buyer Indemnified Parties’ remedies on account of Fraud, breaches of Post-Closing Covenants pursuant to Section 10.11, the Seller Expense Indemnity, subject to the terms and conditions of Section 10.06, under the R&W Insurance Policy or injunctive relief for breaches of Section 5.08, or (ii) any party’s rights and obligations under the Transaction Agreements other than this Agreement.

(m)            Any indemnification payments made by Seller pursuant to this Section 10.17 shall be treated by all parties as an adjustment to the Purchase Price.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first written above.

CONCENTRA HEALTH SERVICES, INC.

By:	/s/ Matthew T. DiCanio
Name: Matthew T. DiCanio
Title: President

PIVOT OCCUPATIONAL HEALTH, LLC

By:	/s/ Daniel Guill
Name: Daniel Guill
Title: President & Chief Executive Officer

[Signature Page to Equity Purchase Agreement]